UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2011

SPRINT NEXTEL CORPORATION
(Exact name of Registrant as specified in its charter)

Kansas	1-04721	48-0457967
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 Sprint Parkway, Overland Park, Kansas	66251
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (800) 829-0965

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events
Sprint Nextel Corporation (the “Company”) is filing this Form 8-K to update information contained in Item 15 of the Company's Form 10-K for the year ended December 31, 2010 related to the consolidated financial statements of Clearwire Corporation and subsidiaries (“Clearwire”), which have been retrospectively adjusted for a change in reportable segments and presentation of Clearwire's international subsidiaries as discontinued operations, and an update of certain events that have occurred subsequent to the filing of Clearwire's Form 10-K for the year ended December 31, 2010 to provide updated disclosure regarding Clearwire's current financial condition. Subsequent to filing our annual report on Form 10-K, Clearwire committed to sell its operations in Belgium, Germany and Spain. These businesses comprised substantially all of the operations previously reported in their international segment. The results of operations, assets and liabilities, and cash flows of these international subsidiaries were reclassified to discontinued operations for all periods presented in the 2010 consolidated financial statements of Clearwire.

The Company accounts for its investment in Clearwire under the equity method. These retrospective adjustments had no effect on the consolidated financial statements of the Company as previously reported.

The financial information contained in this Form 8-K should be read in conjunction with the information included in our 2010 Form 10-K other than Item 15 (as updated herein).

Except as otherwise noted for the remainder of this item, references to “we”, “us”, or “our” refer to Clearwire.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Clearwire Corporation

Kirkland, Washington

We have audited the accompanying consolidated balance sheets of Clearwire Corporation and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive loss for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 and Note 20 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for a change in reportable segments and presentation of discontinued operations.

 /s/  Deloitte & Touche LLP

Seattle, Washington
February 22, 2011 (November 2, 2011 as to Notes 16 and 20)

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$1,230,242	$1,690,552
Short-term investments	502,316	2,106,661
Restricted cash	1,000	1,000
Accounts receivable, net of allowance of $3,792 and $1,001	24,653	4,104
Notes receivable	4,899	5,402
Inventory, net	17,432	12,624
Prepaids and other assets	77,681	42,567
Total current assets	1,858,223	3,862,910
Property, plant and equipment, net	4,447,374	2,573,530
Restricted cash	29,355	4,363
Long-term investments	15,251	87,687
Spectrum licenses, net	4,348,882	4,404,727
Other intangible assets, net	60,884	84,839
Investments in affiliates	14,263	10,647
Other assets	169,489	103,022
Assets of discontinued operations (Note 20)	96,765	136,128
Total assets	$11,040,486	$11,267,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$448,789	$485,348
Other current liabilities	226,997	41,614
Total current liabilities	675,786	526,962
Long-term debt, net	4,017,019	2,714,731
Deferred tax liabilities, net	838	—
Other long-term liabilities	444,774	213,988
Liabilities of discontinued operations (Note 20)	32,071	39,804
Total liabilities	5,170,488	3,495,485
Commitments and contingencies (Note 12)
Stockholders’ equity:
Class A common stock, par value $0.0001, 1,500,000 shares authorized; 243,544 and 196,767 shares issued and outstanding, respectively	24	20
Class B common stock, par value $0.0001, 1,000,000 shares authorized; 743,481 and 734,239 shares issued and outstanding, respectively	74	73
Additional paid-in capital	2,221,110	2,000,061
Accumulated other comprehensive income	2,495	3,745
Accumulated deficit	(900,493)	(413,056)
Total Clearwire Corporation stockholders’ equity	1,323,210	1,590,843
Non-controlling interests	4,546,788	6,181,525
Total stockholders’ equity	5,869,998	7,772,368
Total liabilities and stockholders’ equity	$11,040,486	$11,267,853
See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008
	(In thousands, except per share data)
Revenues	$535,103	$243,772	$17,846
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	912,776	410,899	131,192
Selling, general and administrative expense	870,980	515,296	146,681
Depreciation and amortization	454,003	190,273	56,106
Spectrum lease expense	279,993	259,359	90,032
Loss from abandonment of network and other assets	180,001	7,864	—
Transaction related expenses	—	—	82,960
Total operating expenses	2,697,753	1,383,691	506,971
Operating loss	(2,162,650)	(1,139,919)	(489,125)
Other income (expense):
Interest income	4,950	9,649	1,089
Interest expense	(152,868)	(69,431)	(16,544)
Gain (loss) on derivative instruments	63,255	(6,976)	(6,072)
Other expense, net	(2,671)	(1,751)	(16,346)
Total other expense, net	(87,334)	(68,509)	(37,873)
Loss from continuing operations before income taxes	(2,249,984)	(1,208,428)	(526,998)
Income tax provision	(1,218)	(160)	(61,369)
Net loss from continuing operations	(2,251,202)	(1,208,588)	(588,367)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	1,775,840	894,841	156,829
Net loss from continuing operations attributable to Clearwire Corporation	(475,362)	(313,747)	(431,538)
Net loss from discontinued operations attributable to Clearwire Corporation (Note 20)	(12,075)	(11,835)	(1,088)
Net loss attributable to Clearwire Corporation	$(487,437)	$(325,582)	$(432,626)
Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(2.14)	$(1.66)	$(0.15)
Diluted	$(2.41)	$(1.68)	$(0.27)
Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(2.19)	$(1.72)	$(0.16)
Diluted	$(2.46)	$(1.74)	$(0.28)

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Cash flows from operating activities:
Net loss from continuing operations	$(2,251,202)	$(1,208,588)	$(588,367)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	—	(218)	61,369
Losses from equity investees, net	1,971	1,202	174
Non-cash (gain)/loss on derivative instruments	(63,255)	(6,939)	6,072
Other-than-temporary impairment loss on investments	—	10,015	17,036
Accretion of discount on debt	6,113	66,375	1,667
Depreciation and amortization	454,003	190,273	56,106
Amortization of spectrum leases	57,433	57,898	17,109
Non-cash rent expense	200,901	108,953	—
Share-based compensation	47,535	27,512	6,465
Loss on settlement of pre-existing lease arrangements	—	—	80,573
Loss on property, plant and equipment	339,161	60,230	—
Gain on extinguishment of debt	—	(8,252)	—
Changes in assets and liabilities, net of effects of acquisition:
Inventory	(4,808)	(9,450)	(892)
Accounts receivable	(20,550)	(2,069)	2,236
Prepaids and other assets	(73,767)	(65,150)	11,385
Prepaid spectrum licenses	(3,294)	(23,861)	(63,138)
Accounts payable and other liabilities	144,357	326,527	(11,463)
Net cash used in operating activities of continuing operations	(1,165,402)	(475,542)	(403,668)
Net cash provided by (used in) operating activities of discontinued operations	(3,311)	3,058	(2,638)
Net cash used in operating activities	(1,168,713)	(472,484)	(406,306)
Cash flows from investing activities:
Capital expenditures	(2,646,365)	(1,444,126)	(532,776)
Payments for spectrum licenses and other intangible assets	(15,428)	(46,816)	(109,257)
Purchases of available-for-sale investments	(2,098,705)	(3,571,154)	(1,774,324)
Disposition of available-for-sale investments	3,776,805	3,280,455	—
Net cash acquired in acquisition of Old Clearwire	—	—	155,780
Other investing	(28,691)	5,929	415
Net cash used in investing activities of continuing operations	(1,012,384)	(1,775,712)	(2,260,162)
Net cash provided by (used in) investing activities of discontinued operations	(834)	(7,287)	14,332
Net cash used in investing activities	(1,013,218)	(1,782,999)	(2,245,830)
Cash flows from financing activities:
Principal payments on long-term debt	(876)	(1,171,775)	(3,573)
Proceeds from issuance of long-term debt	1,413,319	2,467,830	—
Debt financing fees	(53,285)	(44,217)	(50,000)
Equity investment by strategic investors	54,828	1,481,813	3,200,037
Proceeds from issuance of common stock	304,015	12,196	—
Net advances from Sprint Nextel Corporation	—	—	532,165
Sprint Nextel Corporation pre-closing financing	—	—	392,196
Repayment of Sprint Nextel Corporation pre-closing financing	—	—	(213,000)
Other financing	—	—	(70)
Net cash provided by financing activities of continuing operations	1,718,001	2,745,847	3,857,755
Net cash provided by financing activities of discontinued operations	—	—	—
Net cash provided by financing activities	1,718,001	2,745,847	3,857,755
Effect of foreign currency exchange rates on cash and cash equivalents	(525)	1,510	524
Net (decrease) increase in cash and cash equivalents	(464,455)	491,874	1,206,143
Cash and cash equivalents:
Beginning of period	1,698,017	1,206,143	—
End of period	1,233,562	1,698,017	1,206,143
Less: cash and cash equivalents of discontinued operations at end of period	3,320	7,465	11,694
Cash and cash equivalents of continuing operations at end of period	$1,230,242	$1,690,552	$1,194,449

Supplemental cash flow disclosures:
Cash paid for interest including capitalized interest paid	$336,314	$119,277	$7,432
Swap interest paid, net	$—	$13,915	$—
Non-cash investing activities:
Fixed asset purchases in accounts payable and accrued expenses	$120,025	$89,792	$40,761
Fixed asset purchases financed by long-term debt	$133,288	$—	$—
Spectrum purchases in accounts payable	$—	$—	$10,560
Common stock of Sprint Nextel Corporation issued for spectrum licenses	$—	$—	$4,000
Non-cash financing activities:
Conversion of Old Clearwire Class A shares into New Clearwire Class A shares	$—	$—	$894,433
Vendor financing obligations	$(60,251)	$—	$—
Capital lease obligations	$(73,037)	$—	$—

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE
LOSS
For the Years Ended December 31, 2010, 2009 and 2008

							Accumulated
	Class A		Class B			Business Equity of	Other			Total
	Common Stock		Common Stock		Additional Paid In	Sprint WiMAX	Comprehensive	Accumulated	Non-controlling	Stockholders’
	Shares	Amounts	Shares	Amounts	Capital	Business	Income	Deficit	Interests	Equity
	(In thousands)
Balances at January 1, 2008	—	$—	—	$—	$—	$2,464,936	$—	$—	$—	$2,464,936
Net advances from Sprint Nextel Corporation	—	—	—	—	—	451,925	—	—	—	451,925
Net loss	—	—	—	—	—	(402,693)	—	—	—	(402,693)
Comprehensive loss						—				(402,693)
Deferred tax liability retained by Sprint Nextel Corporation	—	—	—	—	—	755,018	—	—	—	755,018
Total Sprint Nextel Corporation contribution at November 28, 2008	—	—	—	—	—	3,269,186	—	—	—	3,269,186
Allocation of Sprint Nextel Corporation business equity at closing to Clearwire	—	—	—	—	—	(3,269,186)	—	—	—	(3,269,186)
Recapitalization resulting from strategic transaction	189,484	19	505,000	51	2,092,005	—	—	—	5,575,480	7,667,555
Net loss from continuing operations	—	—	—	—	—	—	—	(28,845)	(156,829)	(185,674)
Net loss from discontinued operations	—	—	—	—	—	—	—	(1,088)	(2,892)	(3,980)
Foreign currency translation adjustment	—	—	—	—	—	—	2,682	—	7,129	9,811
Unrealized gain on investments	—	—	—	—	—	—	512	—	1,361	1,873
Comprehensive loss									(151,231)	(177,970)

Share-based compensation and other transactions	518	—	—	—	856	—	—	—	12,369	13,225
Balances at December 31, 2008	190,002	19	505,000	51	2,092,861	—	3,194	(29,933)	5,436,618	7,502,810
Net loss from continuing operations	—	—	—	—	—	—	—	(313,747)	(894,841)	(1,208,588)
Net loss from discontinued operations	—	—	—	—	—	—	—	(11,835)	(33,423)	(45,258)
Foreign currency translation adjustment	—	—	—	—	—	—	254	—	42	296
Unrealized gain on investments	—	—	—	—	—	—	297	—	1,622	1,919
Comprehensive loss									(926,600)	(1,251,631)

Issuance of common stock, net of issuance costs, and other capital transactions	6,765	1	229,239	22	(104,148)	—	—	(57,541)	1,655,675	1,494,009
Share-based compensation and other transactions	—	—	—	—	11,348	—	—	—	15,832	27,180
Balances at December 31, 2009	196,767	20	734,239	73	2,000,061	—	3,745	(413,056)	6,181,525	7,772,368
Net loss from continuing operations	—	—	—	—	—	—	—	(475,362)	(1,775,840)	(2,251,202)
Net loss from discontinued operations	—	—	—	—	—	—	—	(12,075)	(39,817)	(51,892)
Foreign currency translation adjustment	—	—	—	—	—	—	(1,180)	—	(5,042)	(6,222)
Unrealized gain on investments	—	—	—	—	—	—	437	—	1,917	2,354
Comprehensive loss									(1,818,782)	(2,306,962)
Issuance of common stock, net of issuance costs, and other capital transactions	46,777	4	9,242	1	208,385	—	(507)	—	150,123	358,006
Share-based compensation and other transactions	—	—	—	—	12,664	—	—	—	33,922	46,586
Balances at December 31, 2010	243,544	$24	743,481	$74	$2,221,110	$—	$2,495	$(900,493)	$4,546,788	$5,869,998

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Description of Business

We are a leading provider of 4G wireless broadband services. We build and operate next generation mobile broadband networks that provide high-speed mobile Internet and residential access services, as well as residential voice services, in communities throughout the country. Our 4G mobile broadband network provides a connection anywhere within our coverage area.

In 2010, we focused on building out and augmenting our networks, increasing our retail and wholesale subscriber bases, expanding our wholesale partnerships, and obtaining additional capital. We increased the number of people covered by our networks by over 72.4 million in 2010, and increased our total subscriber base by almost 3.7 million subscribers. As of December 31, 2010, we offered our services in 88 markets in the United States covering an estimated 114.2 million people, including an estimated 112.0 million people covered by our 4G mobile broadband network in 71 markets. We ended the year with approximately 1.1 million retail and 3.3 million wholesale subscribers. We have deployed our mobile Worldwide Interoperability of Microwave Access, which we refer to as WiMAX, technology, based on the IEEE 802.16e standard, in our launched markets using 2.5 GHz Federal Communications Commission, which we refer to as FCC, licenses. As of December 31, 2010, the remaining 17 markets in the United States continue to operate with a legacy network technology.

Internationally, as of December 31, 2010, our networks covered an estimated 2.9 million people. We offer 4G mobile broadband services in Seville and Malaga, Spain and a pre-4G network in Brussels and Ghent, Belgium. As further discussed in Note 20, Discontinued Operations, we are currently pursuing a sale of these operations, as well as our assets in Germany. The assets and related liabilities of these international operations are separately disclosed as discontinued operations in the consolidated balance sheets. Similarly, the results of operations are separately disclosed as discontinued operations in the consolidated statements of operations and the consolidated statements of cash flows separately disclose the sources and uses of cash for discontinued operations for all periods presented.

In 2011, we will focus on improving the operating performance of our business while seeking to raise additional capital to continue the operation and expansion of our business and the development of our 4G mobile broadband network.

Company Background

We started operations on January 1, 2007 as a developmental stage company representing a collection of assets, related liabilities and activities accounted for in various legal entities that were wholly-owned subsidiaries of Sprint Nextel Corporation, which we refer to as Sprint or the Parent. The nature of the assets held by the Sprint legal entities was primarily 2.5 GHz Federal FCC licenses and certain property, plant and equipment related to the WiMAX network. The acquisition of the assets was funded by the Parent. As Sprint had acquired significant amounts of FCC licenses on our behalf in the past, these purchases have been presented as part of the opening business equity as principal operations did not commence until January 1, 2007, at which time the operations qualified as a business pursuant to Rule 11-01(d) of Regulation S-X. From January 1, 2007 through November 28, 2008, we conducted our business as the WiMAX Operations of Sprint, which we refer to as the Sprint WiMAX Business, with the objective of developing a next generation wireless broadband network.

On May 7, 2008, Sprint announced that it had entered into a definitive agreement with the legacy Clearwire Corporation, which we refer to as Old Clearwire, to combine both of their next generation wireless broadband businesses to form a new independent company to be called Clearwire Corporation, which we refer to as Clearwire. In addition, five independent partners, including Intel Corporation, Google Inc., Comcast Corporation, Time Warner Cable Inc. and Bright House Networks LLC, collectively, whom we refer to as the Investors, agreed to invest $3.2 billion in Clearwire and its subsidiary Clearwire Communications LLC, which we refer to as Clearwire Communications. On November 28, 2008, which we refer to as the Closing, Old Clearwire and the Sprint WiMAX Business completed the combination to form Clearwire, and the Investors contributed a total of $3.2 billion of new equity to Clearwire and Clearwire Communications. Prior to the Closing, the activities and certain assets of the Sprint WiMAX Business were transferred to a single legal entity that was contributed to Clearwire Communications at close in exchange for an equity interest in Clearwire. The transactions described above are collectively referred to as the Transactions. Immediately after the Transactions, we owned 100% of the voting interests and 27% of the economic interests in Clearwire Communications, which we consolidate as a controlled subsidiary. Clearwire holds no assets other than its interests in Clearwire Communications.

On the Closing, Old Clearwire, and the Sprint WiMAX Business, combined to form a new independent company, Clearwire. The consolidated financial statements of Clearwire and subsidiaries are the results of the Sprint WiMAX Business, from January 1, 2008 through November 28, 2008 and include the results of the combined entities thereafter for the period from November 29, 2008 through December 31, 2010. For financial reporting purposes, the Sprint WiMAX Business was determined to be the accounting acquirer and accounting predecessor. The assets acquired and liabilities assumed of Old Clearwire have been accounted for at fair value in accordance with the purchase method of accounting, and its results of operations have been included in our consolidated financial results beginning on November 29, 2008.

The accounts and financial statements of Clearwire for the period from January 1, 2008 through November 28, 2008 have been prepared from the separate records maintained by Sprint. Further, such accounts and financial statements include allocations of expenses from Sprint and therefore may not necessarily be indicative of the financial position, results of operations and cash flows that would have resulted had we functioned as a stand-alone operation. Sprint directly assigned, where possible, certain costs to us based on our actual use of the shared services. These costs include network related expenses, office facilities, treasury services, human resources, supply chain management and other shared services. Cash management was performed on a consolidated basis, and Sprint processed payables, payroll and other transactions on our behalf. Assets and liabilities which were not specifically identifiable to us included:

•	Cash, cash equivalents and investments, with activity in our cash balances being recorded through business equity;

•	Accounts payable, which were processed centrally by Sprint and were passed to us through intercompany accounts that were included in business equity; and

•	Certain accrued liabilities, which were passed through to us through intercompany accounts that were included in business equity.

Our statement of cash flows prior to the Closing presents the activities that were paid by Sprint on our behalf. Financing activities include funding advances from Sprint, presented as business equity, since Sprint managed our financing activities on a centralized basis. Further, the net cash used in operating activities and the net cash used in investing activities for capital expenditures and acquisitions of FCC licenses and patents represent transfers of expenses or assets paid for by other Sprint subsidiaries. No cash payments were made by us for income taxes or interest prior to the Closing.

2.  Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission, which we refer to as the SEC. The following is a summary of our significant accounting policies:

Principles of Consolidation — The consolidated financial statements include all of the assets, liabilities and results of operations of our wholly-owned subsidiaries, and subsidiaries we control or in which we have a controlling financial interest. Investments in entities that we do not control and are not the primary beneficiary, but for which we have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. All intercompany transactions are eliminated in consolidation.

Non-controlling interests on the consolidated balance sheets include third-party investments in entities that we consolidate, but do not wholly own. We classify our non-controlling interests as part of equity and include net income (loss) attributable to our non-controlling interests in net income (loss). We allocate net income (loss), other comprehensive income (loss) and other equity transactions to our non-controlling interests in accordance with their applicable ownership percentages. We also continue to attribute our non-controlling interests their share of losses even if that attribution results in a deficit non-controlling interest balance. See Note 14, Stockholders’ Equity, for further information.

Reclassifications — During 2010 we reclassified losses from abandonment of network and other assets from Cost of goods and services and network costs to a separate line item in the consolidated statements of operations. We also reclassified costs associated with ongoing maintenance of network assets that have been deployed from Selling, general and administrative expense to Cost of goods and services and network costs. Additionally, we reclassified certain amounts from Accounts payable and accrued expenses to Other current liabilities. To conform with the 2010 presentation, certain reclassifications have been made to the prior period amounts.

For all periods presented, we have presented balances related to our international operations that are being held for sale or that have been disposed to Assets of discontinued operations or Liabilities of discontinued operations. Additionally, we have presented the results of operations of our international operations as discontinued operations. See Note 20, Discontinued Operations, for further discussion.

Use of Estimates — Our accounting policies require management to make complex and subjective judgments. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, observance of trends in the industry, information provided by our subscribers and information available from other outside sources, as appropriate. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. These factors could have a material impact on our financial statements, the presentation of our financial condition, changes in financial condition or results of operations.

Significant estimates inherent in the preparation of the accompanying financial statements include: impairment analysis of spectrum licenses with indefinite lives, the recoverability and determination of useful lives for long-lived assets, which include property, plant and equipment and other intangible assets, tax valuation allowances, and valuation of derivatives.

Subsequent Events — We evaluated subsequent events occurring through the date the financial statements were issued.

Cash and Cash Equivalents — Cash equivalents consist of money market mutual funds and highly liquid short-term investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates market value. Cash and cash equivalents exclude cash that is contractually restricted for operational purposes. We maintain cash and cash equivalent balances with financial institutions that exceed federally insured limits. We have not experienced any losses related to these balances, and management believes the credit risk related to these balances to be minimal.

Restricted Cash — Restricted cash consists primarily of amounts we have set aside to satisfy certain contractual obligations and is classified as a current or noncurrent asset based on its designated purpose. The majority of this restricted cash has been designated to satisfy certain vendor contractual obligations.

Investments — We have an investment portfolio comprised of U.S. Government and Agency Issues and other debt securities. The value of these securities is subject to market and credit volatility during the period the investments are held and until their sale or maturity. We classify marketable debt securities as available-for-sale investments and these securities are stated at their estimated fair value. Our investments that are available for current operations are recorded as short-term investments when the original maturities are greater than three months but remaining maturities are less than one year. Our investments with maturities of more than one year are recorded as long-term investments. Unrealized gains and losses are recorded within accumulated other comprehensive income (loss). Realized gains and losses are measured and reclassified from accumulated other comprehensive income (loss) on the basis of the specific identification method.

We recognize realized losses when declines in the fair value of our investments below their cost basis are judged to be other-than-temporary. In determining whether a decline in fair value is other-than-temporary, we consider various factors including market price (when available), investment ratings, the financial condition and near-term prospects of the issuer, the length of time and the extent to which the fair value has been less than the cost basis, and our intent and ability to hold the investment until maturity or for a period of time sufficient to allow for any anticipated recovery in market value. If it is judged that a decline in fair value is other-than-temporary, a realized loss equal to the decline is reflected in the consolidated statement of operations, and a new cost basis in the investment is established.

We account for certain of our investments using the equity method based on our ownership interest and our ability to exercise significant influence. Accordingly, we record our investment initially at cost and we adjust the carrying amount of the investment to recognize our share of the earnings or losses of the investee each reporting period. We cease to recognize investee losses when our investment basis is zero.

Fair Value Measurements — Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, we use various methods including market, cost and income approaches. Based on these approaches, we utilize certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1:  Quoted market prices in active markets for identical assets or liabilities

Level 2:  Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3:  Unobservable inputs that are not corroborated by market data

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

We maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. If listed prices or quotes are not available, fair values of other debt securities and derivatives are based upon internally developed or other available models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to interest rate yield curves, volatilities, equity or debt prices, and credit curves. We utilize certain assumptions that market participants would use in pricing the financial instrument, including assumptions about risk, such as credit, inherent and default risk. The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal judgment involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability and reliability of quoted prices or observable data. In these instances, we use certain unobservable inputs that cannot be validated by reference to a readily observable market or exchange data and rely, to a certain extent, on our own assumptions about the assumptions that a market participant would use in pricing the security. These internally derived values are compared with non-binding values received from brokers or other independent sources, as available. See Note 11, Fair Value, for further information.

Accounts Receivable — Accounts receivables are stated at amounts due from subscribers and our wholesale partners net of an allowance for doubtful accounts.

Inventory — Inventory primarily consists of customer premise equipment, which we refer to as CPE, and other accessories sold to subscribers and is stated at the lower of cost or net realizable value. Cost is determined under the average cost method. We record inventory write-downs for obsolete and slow-moving items based on inventory turnover trends and historical experience.

Property, Plant and Equipment — Property, plant and equipment, which we refer to as PP&E, is stated at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets once the assets are placed in service. Our network construction expenditures are recorded as construction in progress until the network or other asset is placed in service, at which time the asset is transferred to the appropriate PP&E category. We capitalize costs of additions and improvements, including salaries, benefits and related overhead costs associated with constructing PP&E and interest costs related to construction. The estimated useful life of equipment is determined based on historical usage of identical or similar equipment, with consideration given to technological changes and industry trends that could impact the network architecture and asset utilization. Leasehold improvements are recorded at cost and amortized over the lesser of their estimated useful lives or the related lease term, including renewals that are reasonably assured. Maintenance and repairs are expensed as incurred.

PP&E is assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or circumstances exist, we determine the recoverability of the asset’s carrying value by estimating the expected undiscounted future cash flows that are directly associated with and that are expected to arise as a direct result of the use of the asset. If the expected undiscounted future cash flows are less than the carrying amount of the asset, a loss is recognized for the difference between the fair value of the asset and its carrying value. For purposes of testing impairment, our long-lived assets, including PP&E and intangible assets with definite useful lives, and our spectrum license assets in the United States are combined into a single asset group. This represents the lowest level for which there are identifiable cash flows which are largely independent of other assets and liabilities, and management believes that utilizing these assets as a group represents the highest and best use of the assets and is consistent with management’s strategy of utilizing our spectrum licenses on an integrated basis as part of our nationwide networks. In the third quarter of 2010, due to our continued losses and significant uncertainties surrounding our ability to obtain required liquidity to fund our operating and capital needs, management concluded that an adverse change in circumstances existed requiring us to assess the recoverability of the carrying value of our long-lived assets. Based on this assessment, we determined that the carrying value of our long-lived assets in the United States was recoverable, primarily supported by the fair value of our spectrum licenses. Management has determined that a similar assessment was not necessary in the fourth quarter. For the year ended December 31, 2010, we recorded impairment losses of $6.6 million relating to PP&E and other long-lived assets in our international operations, which is included in Net loss from discontinued operations, see Note 20, Discontinued Operations. There were no PP&E impairment losses recorded in the years ended December 31, 2009 and 2008.

In addition to the analyses described above, we periodically assess certain assets that have not yet been deployed in our networks, including equipment and cell site development costs. This assessment includes the provision for identified differences between recorded amounts and the results of physical counts and the write-off of network equipment and cell site development costs whenever events or changes in circumstances cause us to conclude that such assets are no longer needed to meet management’s strategic network plans and will not be deployed. With the substantial completion of our prior build plans and due to the uncertainty of the extent and timing of future expansion of our networks, we reviewed all network projects in process. Any projects that no longer fit within management’s strategic network plans were abandoned and the related costs written down, resulting in a charge of approximately $180.0 million. See Note 4, Property, Plant and Equipment, for further information.

Internally Developed Software — We capitalize costs related to computer software developed or obtained for internal use, and interest costs incurred during the period of development. Software obtained for internal use has generally been enterprise-level business and finance software customized to meet specific operational needs. Costs incurred in the application development phase are capitalized and amortized over the useful life of the software, which is generally three years. Costs recognized in the preliminary project phase and the post-implementation phase, as well as maintenance and training costs, are expensed as incurred.

Spectrum Licenses — Spectrum licenses primarily include owned spectrum licenses with indefinite lives, owned spectrum licenses with definite lives, and favorable spectrum leases. Indefinite lived spectrum licenses acquired are stated at cost and are not amortized. While owned spectrum licenses in the United States are issued for a fixed time, renewals of these licenses have occurred routinely and at nominal cost. Moreover, we have determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of our owned spectrum licenses and therefore, the licenses are accounted for as intangible assets with indefinite lives. The impairment test for intangible assets with indefinite useful lives consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess. The fair value is determined by estimating the discounted future cash flows that are directly associated with, and that are expected to arise as a direct result of the use and eventual disposition of, the asset. Spectrum licenses with indefinite useful lives are assessed for impairment annually, or more frequently, if an event indicates that the asset might be impaired. Internationally, we recorded an impairment charge of $2.6 million, which is included in Net loss from discontinued operations, see Note 20, Discontinued Operations, during the year ended December 31, 2010 related to our indefinite-lived spectrum assets in Ireland in conjunction with our sale of those operations. Other than the Ireland impairment, we had no other impairment of our indefinite lived intangible assets in any of the periods presented.

Spectrum licenses with definite useful lives and favorable spectrum leases are stated at cost, net of accumulated amortization, and are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of the definite lived licenses and spectrum leases are amortized on a straight-line basis over their estimated useful lives or lease term, including expected renewal periods, as applicable. There were no impairment losses for spectrum licenses with definite useful lives and favorable spectrum leases in the years ended December 31, 2010, 2009 and 2008.

Other Intangible Assets — Other intangible assets consist of subscriber relationships, trademarks, patents and other, and are stated at cost net of accumulated amortization. Amortization is calculated using either the straight-line method or an accelerated method over the assets’ estimated remaining useful lives. Other intangible assets are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For the year ended December 31, 2010, we recorded impairment losses of $1.5 million, which is included in Net loss from discontinued operations, see Note 20, Discontinued Operations, relating to our definite-lived intangible assets in Ireland in conjunction with our sale of those operations. There were no impairment losses for our other intangible assets in the years ended December 31, 2009 and 2008.

Derivative Instruments and Hedging Activities — In the normal course of business, we may be exposed to the effects of interest rate changes. We have limited our exposure by adopting established risk management policies and procedures, including the use of derivative instruments. It is our policy that derivative transactions are executed only to manage exposures arising in the normal course of business and not for the purpose of creating speculative positions or trading. We record all derivatives on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and whether it qualifies for hedge accounting.

During December 2010, we issued exchangeable notes that included embedded exchange options which qualified as embedded derivative instruments that are required to be accounted for separately from the host debt instruments and recorded as derivative financial instruments at fair value. The embedded exchange options do not qualify for hedge accounting, and as such, all future changes in the fair value of these derivative instruments will be recognized currently in earnings until such time as the embedded exchange options are exercised or expire. See Note 10, Derivative Instruments, for further information.

Debt Issuance Costs — Debt issuance costs are initially capitalized as a deferred cost and amortized to interest expense under the effective interest method over the expected term of the related debt. Unamortized debt issuance costs related to extinguishment of debt are expensed at the time the debt is extinguished and recorded in other income (expenses), net in the consolidated statements of operations. Unamortized debt issuance costs are recorded in other assets in the consolidated balance sheets.

Interest Capitalization — We capitalize interest related to our owned spectrum licenses and the related construction of our network infrastructure assets, as well as the development of software for internal use. Capitalization of interest commences with pre-construction period administrative and technical activities, which includes obtaining leases, zoning approvals and building permits, and ceases when the construction is substantially complete and available for use or when we suspend substantially all construction activity. Interest is capitalized on construction in progress, software under development and spectrum licenses accounted for as intangible assets with indefinite useful lives. Interest capitalization is based on rates applicable to borrowings outstanding during the period and the balance of qualified assets under construction during the period. Capitalized interest is reported as a cost of the network assets or software assets and depreciated over the useful lives of those assets.

Income Taxes — We record deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities using the tax rates expected to be in effect when the temporary differences reverse. Deferred tax assets are also recorded for net operating loss, capital loss, and tax credit carryforwards. Valuation allowances, if any, are recorded to reduce deferred tax assets to the amount considered more likely than not to be realized. We also apply a recognition threshold that a tax position is required to meet before being recognized in the financial statements.

Revenue Recognition — We primarily earn revenue by providing access to our high-speed wireless networks. Also included in revenue are leases of CPE and additional add-on services, including personal and business email and static Internet Protocol. Revenue from retail subscribers is billed one month in advance and recognized ratably over the contracted service period. Revenues associated with the sale of CPE and other equipment to subscribers is recognized when title and risk of loss is transferred to the subscriber. Shipping and handling costs billed to subscribers are classified as revenue. Activation fees charged to the subscriber are deferred and recognized as revenues on a straight-line basis over the average estimated life of the subscriber relationship of 3 years.

Revenue from wholesale subscribers is billed one month in arrears and recognized ratably over the contracted service period. Revenues are generally recognized based on terms defined in our commercial agreements with our wholesale partners. We are currently engaged in ongoing negotiations with Sprint to resolve issues related to wholesale pricing under our commercial agreements. See Note 12, Commitments and Contingencies, for further information. As a result, the amount of revenue recognized during 2010 related to Sprint wholesale arrangements is based on pricing proposed by Sprint. We expect to collect the revenue recognized to date.

Revenue arrangements with multiple deliverables are divided into separate units of accounting based on the deliverables’ relative fair values if there is objective and reliable evidence of fair value for all deliverables in the arrangement. When we are the primary obligor in a transaction, are subject to inventory risk, have latitude in establishing prices and selecting suppliers, or have several but not all of these indicators, gross revenue is recorded. If we are not the primary obligor and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, we record the net amounts as commissions earned. Promotional discounts treated as cash consideration are recorded as a reduction of revenue.

Advertising Costs — Advertising costs are expensed as incurred or the first time the advertising occurs. Advertising expense was $213.9 million, $99.1 million and $7.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Research and Development — Research and development costs are expensed as incurred and primarily relate to costs incurred while assessing how external devices perform on our networks. Research and development expense was $7.0 million, $6.4 million and $350,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Net Loss per Share — Basic net loss per Class A Common Share is computed by dividing net loss attributable to Clearwire Corporation by the weighted-average number of Class A Common Shares outstanding during the period. Diluted net loss per Class A Common Share is computed by dividing net loss attributable to Clearwire Corporation by the weighted-average number of Class A Common Shares and dilutive Class A Common Share equivalents outstanding during the period. Class A Common Share equivalents generally consist of the Class A Common Shares issuable upon the exercise of outstanding stock options, warrants and restricted stock using the treasury stock method. The effects of potentially dilutive Class A Common Share equivalents are excluded from the calculation of diluted net loss per Class A Common Share if their effect is antidilutive. We have two classes of common stock, Class A and Class B. The potential exchange of Clearwire Communications Class B common interests together with Class B common stock for Clearwire Class A common stock may have a dilutive effect on diluted net loss per share due to certain tax effects. On an “if converted” basis, shares issuable upon the conversion of the exchangeable notes may have a dilutive effect on diluted net loss per share. See Note 15, Net Loss Per Share, for further information.

Operating Leases — We have operating leases for spectrum licenses, towers and certain facilities, and equipment for use in our operations. Certain of our spectrum licenses are leased from third-party holders of Educational Broadband Service, which we refer to as EBS, spectrum licenses granted by the FCC. EBS licenses authorize the provision of certain communications services on the EBS channels in certain markets throughout the United States. We account for these spectrum leases as executory contracts which are similar to operating leases. Signed leases which have unmet conditions required to become effective are not amortized until such conditions are met and are included in spectrum licenses in the accompanying consolidated balance sheets, if such leases require upfront payments. For leases containing scheduled rent escalation clauses, we record minimum rental payments on a straight-line basis over the term of the lease, including the expected renewal periods as appropriate. For leases containing tenant improvement allowances and rent incentives, we record deferred rent, which is a liability, and that deferred rent is amortized over the term of the lease, including the expected renewal periods as appropriate, as a reduction to rent expense.

Foreign Currency — Our international subsidiaries generally use their local currency as their functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded within accumulated other comprehensive income (loss). Income and expense accounts are translated at the average monthly exchange rates. The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated are recorded as foreign currency transaction gains (losses) and recorded in Net loss from discontinued operations in the consolidated statement of operations. See Note 20, Discontinued Operations, for further information.

Concentration of Risk — We believe that the geographic diversity of our subscriber base and retail nature of our product minimizes the risk of incurring material losses due to concentrations of credit risk.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board, which we refer to as the FASB, issued new accounting guidance that amends the revenue recognition for multiple-element arrangements and expands the disclosure requirements related to such arrangements. The new guidance amends the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, and requires the application of relative selling price method in allocating the arrangement consideration to all deliverables. The new accounting guidance is effective for fiscal years beginning after June 15, 2010. We will adopt the new accounting guidance beginning January 1, 2011. We do not anticipate the adoption of the new accounting guidance to have a significant effect on our financial condition or results of operations.

3.  Investments

Investments as of December 31, 2010 and 2009 consisted of the following (in thousands):

	December 31, 2010				December 31, 2009
	Gross Unrealized				Gross Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
Short-term
U.S. Government and Agency Issues	$502,121	$198	$(3)	$502,316	$2,106,584	$231	$(154)	$2,106,661
Long-term
U.S. Government and Agency Issues	—	—	—	—	74,670	—	(154)	74,516
Other debt securities	8,959	6,292	—	15,251	8,959	4,212	—	13,171
Total long-term	8,959	6,292	—	15,251	83,629	4,212	(154)	87,687
Total investments	$511,080	$6,490	$(3)	$517,567	$2,190,213	$4,443	$(308)	$2,194,348

For the years ended December 31, 2009 and 2008 we recorded an other-than-temporary impairment loss of $10.0 million and $17.0 million, respectively, related to our other debt securities. No loss was recorded in 2010.

Other debt securities include investments in collateralized debt obligations, which we refer to as CDOs, supported by preferred equity securities of insurance companies and financial institutions with stated final maturity dates in 2033 and 2034. These are variable rate debt instruments whose interest rates are normally reset approximately every 30 or 90 days through an auction process. As of December 31, 2010, the total fair value and cost of our security interests in CDOs was $15.3 million and $9.0 million, respectively. The total fair value and cost of our security interests in CDOs as of December 31, 2009 was $13.2 million and $9.0 million, respectively. We also own Auction Market Preferred securities issued by a monoline insurance company which are perpetual and do not have a final stated maturity. In July 2009, the issuer’s credit rating was downgraded to CC and Caa2 by Standard & Poor’s and Moody’s rating services, respectively, and the total fair value and cost of our Auction Market Preferred securities was written down to $0. Current market conditions do not allow us to estimate when the auctions for our other debt securities will resume, if ever, or if a secondary market will develop for these securities. As a result, our other debt securities are classified as long-term investments.

The cost and fair value of investments at December 31, 2010, by contractual years-to-maturity, are presented below (in thousands):

	Cost	Fair Value
Due within one year	$502,121	$502,316
Due in ten years or greater	8,959	15,251
Total	$511,080	$517,567

4.  Property, Plant and Equipment

Property, plant and equipment as of December 31, 2010 and 2009 consisted of the following (in thousands):

	Useful	December 31,
	Lives (Years)	2010	2009
Network and base station equipment	5-15	$3,147,517	$888,543
Customer premise equipment	2	141,122	54,187
Furniture, fixtures and equipment	3-7	430,451	210,577
	Lesser of useful
Leasehold improvements	life or lease term	49,402	17,856
Construction in progress	N/A	1,295,136	1,614,295
		5,063,628	2,785,458
Less: accumulated depreciation and amortization		(616,254)	(211,928)
		$4,447,374	$2,573,530

	Year Ended December 31,
	2010	2009	2008
Supplemental information (in thousands):
Capitalized interest	$208,595	$140,168	$4,469
Depreciation expense	$427,850	$160,230	$52,989

We have entered into lease arrangements related to our network construction and equipment that meet the criteria for capital leases. At December 31, 2010, we have recorded capital lease assets with an original cost of $73.0 million within network and base station equipment.

Construction in progress is primarily composed of costs incurred during the process of completing network projects. The balance at December 31, 2010 also includes $289.8 million of network and base station equipment not yet assigned to a project, $56.0 million of CPE that we intend to lease and $97.9 million of costs related to information technology, which we refer to as IT, and other corporate projects.

We periodically assess certain assets that have not yet been deployed in our networks, including equipment and cell site development costs. This assessment includes the provision for identified differences between recorded amounts and the results of physical counts and the write-off of network equipment and cell site development costs whenever events or changes in circumstances cause us to conclude that such assets are no longer needed to meet management’s strategic network plans and will not be deployed. With the substantial completion of our prior build plans and due to the uncertainty of the extent and timing of future expansion of our networks, we reviewed all network projects in process. Any projects that no longer fit within management’s strategic network plans were abandoned and the related costs written down.

We incurred the following losses associated with property, plant and equipment for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Year Ended December 31,
	2010	2009	2008
Loss from abandonment of network and other assets	$180,001	$7,864	$ —
Charges for identified differences between recorded amounts and the results of physical counts and excessive and obsolete equipment(1)	159,160	52,366	—
Total losses from continuing operations on property, plant and equipment	339,161	60,230	—
Impairment of assets held by international subsidiaries classified as discontinued operations and charges for excessive and obsolete equipment(2)(3)	10,351	644	—
Total losses on property, plant and equipment	$349,512	$60,874	$—
____________

(1)	Included in Cost of goods and services and network costs on the consolidated statements of operations.

(2)	Included in Net loss from discontinued operations, see Note 20, Discontinued Operations.

(3)	Includes impairment losses of $7.4 million on spectrum licenses and other intangible assets.

5. Spectrum Licenses

Owned and leased spectrum licenses as of December 31, 2010 and 2009 consisted of the following (in thousands):

		December 31, 2010			December 31, 2009
	Wtd Avg Lease Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived owned spectrum	Indefinite	$3,097,057	$—	$3,097,057	$3,064,551	$—	$3,064,551
Definite-lived owned spectrum	16-20 years	41,623	(4,575)	37,048	41,623	(2,379)	39,244
Spectrum leases and prepaid spectrum	25 years	1,320,309	(120,370)	1,199,939	1,323,405	(62,937)	1,260,468
Pending spectrum and transition costs	N/A	14,838	—	14,838	40,464	—	40,464
Total spectrum licenses		$4,473,827	$(124,945)	$4,348,882	$4,470,043	$(65,316)	$4,404,727

Indefinite and Definite-lived Owned Spectrum Licenses — Spectrum licenses, which are issued on both a site-specific and a wide-area basis, authorize wireless carriers to use radio frequency spectrum to provide service to certain geographical areas in the United States. These licenses are generally acquired as an asset purchase or through a business combination. In some cases, we acquire licenses directly from the governmental authority.

Spectrum Leases and Prepaid Spectrum — We also lease spectrum from third parties who hold the spectrum licenses. These leases are accounted for as executory contracts, which are treated like operating leases. Upfront consideration paid to third-party holders of these leased licenses at the inception of a lease agreement is capitalized as prepaid spectrum lease costs and is expensed over the term of the lease agreement, including expected renewal terms, as applicable. As part of the purchase accounting for the Transactions, favorable spectrum leases of $1.0 billion were recorded at the Closing. The favorable component of the acquired spectrum leases has been capitalized as an asset and is amortized over the lease term.

	Year Ended December 31,
	2010	2009	2008
Supplemental Information (in thousands):
Amortization of prepaid spectrum licenses	$57,433	$57,898	$17,109
Amortization of definite-lived owned spectrum	$2,220	$2,173	$229

As of December 31, 2010, future amortization of spectrum licenses, spectrum leases and prepaid lease costs (excluding pending spectrum and spectrum transition costs) is expected to be as follows (in thousands):

	Spectrum Leases and Prepaid Spectrum	Definite- Lived Owned Spectrum	Total
2011	$52,849	$2,196	$55,045
2012	52,704	2,196	54,900
2013	52,036	2,196	54,232
2014	51,710	2,196	53,906
2015	51,584	2,196	53,780
Thereafter	939,056	26,068	965,124
Total	$1,199,939	$37,048	$1,236,987

We expect that all renewal periods in our leases will be renewed by us, and the costs to renew to be immaterial.

6.  Other Intangible Assets

Other intangible assets as of December 31, 2010 and 2009 consisted of the following (in thousands):

	December 31, 2010				December 31, 2009
	Useful lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Subscriber relationships	4 – 7 years	$108,275	$(51,882)	$56,393	$108,275	$(29,002)	$79,273
Trade names and trademarks	5 years	3,804	(1,585)	2,219	3,804	(824)	2,980
Patents and other	10 years	3,166	(894)	2,272	3,164	(578)	2,586
Total other intangibles		$115,245	$(54,361)	$60,884	$115,243	$(30,404)	$84,839

As of December 31, 2010, the future amortization of other intangible assets is expected to be as follows (in thousands):

2011	$20,089
2012	16,222
2013	12,293
2014	7,728
2015	3,861
Thereafter	691
Total	$60,884

	Year Ended December 31,
	2010	2009	2008
Supplemental Information (in thousands):
Amortization expense	$23,933	$27,870	$2,888

We evaluate all of our patent renewals on a case by case basis, based on renewal costs.

7.  Other Liabilities

Current liabilities

Current liabilities consisted of the following (in thousands):

	December 31,
	2010	2009
Accounts payable and accrued expenses:
Accounts payable	$325,862	$372,360
Accrued interest	37,578	28,670
Salaries and benefits	50,526	41,636
Business and income taxes payable	21,010	24,342
Other accrued expenses	13,813	18,340
Total accounts payable and accrued expenses	448,789	485,348
Other current liabilities:
Derivative instruments	167,892	—
Deferred revenues	21,400	12,954
Current portion of long-term debt	19,364	—
Other	18,341	28,660
Total other current liabilities	226,997	41,614
Total	$675,786	$526,962

In connection with the cost reduction initiatives and associated workforce reductions announced in the fourth quarter of 2010, we have accrued approximately $4.7 million at December 31, 2010 related to severance costs in accounts payable and accrued expenses.

Other long-term liabilities

Other long-term liabilities consisted of the following (in thousands):

	December 31,
	2010	2009
Deferred rents associated with tower and spectrum leases	$394,495	$164,091
Other	50,279	49,897
Total	$444,774	$213,988

8.  Income Taxes

The income tax provision consists of the following for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	Year Ended December 31,
	2010	2009	2008
Current taxes:
International	$161	$10	$—
Federal	—	(1)	—
State	700	149	—
Total current taxes	861	158	—
Deferred taxes:
International	357	2	—
Federal	—	—	51,686
State	—	—	9,683
Total deferred taxes	357	2	61,369
Income tax (benefit) provision	$1,218	$160	$61,369

The income tax rate computed using the federal statutory rates is reconciled to the reported effective income tax rate as follows:

	Year Ended December 31,
	2010	2009	2008
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	1.0	1.1	(1.5)
Non-controlling interest	(27.6)	(25.9)	—
Other, net	0.1	(0.5)	0.2
Valuation allowance	(8.6)	(9.7)	(50.4)
Effective income tax rate	(0.1)%	0.0%	(16.7)%

Components of deferred tax assets and liabilities as of December 31, 2010 and 2009 were as follows (in thousands):

	December 31,
	2010	2009
Noncurrent deferred tax assets:
Net operating loss carryforward	$849,755	$637,705
Capital loss carryforward	6,620	6,230
Other assets	1,883	2,444
Total deferred tax assets	858,258	646,379
Valuation allowance	(620,537)	(494,012)
Net deferred tax assets	237,721	152,367
Noncurrent deferred tax liabilities:
Investment in Clearwire Communications	238,286	142,434
Spectrum licenses	—	—
Other intangible assets	—	9,933
Other	273	—
Total deferred tax liabilities	238,559	152,367
Net deferred tax liabilities	$838	$—

We determined deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities using the tax rates expected to be in effect when any temporary differences reverse or when the net operating loss, capital loss or tax credit carryforwards are utilized.

Pursuant to the Transactions, the assets of Old Clearwire and its subsidiaries were combined with the spectrum and certain other assets of the Sprint WiMAX Business. In conjunction with the acquisition of Old Clearwire by the Sprint WiMAX Business, these assets along with the $3.2 billion of capital from the Investors were contributed to Clearwire Communications. Clearwire is the sold hold of voting interests in Clearwire Communications. As such, Clearwire controls 100% of the decision making of Clearwire Communications and consolidates 100% of its operations. Clearwire Communications is treated as a partnership for United States federal income tax purposes and therefore does not pay income tax in the United States and any current and deferred tax consequences arise at the partner level, including Clearwire. Other than balances associated with the timing of deductions for prepaid expenses and those associated with the non-United States operations, the only temporary difference for Clearwire after the Closing is the basis difference associated with our investment in the partnership. Consequently, we recorded a deferred tax liability for the difference between the financial statement carrying value and the tax basis we hold in our interest in Clearwire Communications as of the date of the Transactions.

We have recorded a valuation allowance against our deferred tax assets to the extent that we determined that it is more likely than not that these items will either expire before we are able to realize their benefits or that future deductibility is uncertain. As it relates to the United States tax jurisdiction, we determined that our temporary taxable difference associated with our investment in Clearwire Communications will not fully reverse within the carryforward period of the net operating losses and accordingly represents relevant future taxable income.

We file income tax returns for Clearwire and our subsidiaries in the United States Federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2010, the tax returns for Clearwire for the years 2003 through 2009 remain open to examination by the Internal Revenue Service and various state tax authorities. In addition, Old Clearwire acquired United States and foreign entities which operated prior to 2003. Most of the acquired entities generated losses for income tax purposes and certain tax returns remain open to examination by United States and foreign tax authorities for tax years as far back as 1998.

As of December 31, 2010, we had United States federal tax net operating loss carryforwards of approximately $2.19 billion. A portion of the net operating loss carryforward is subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code of 1986. The net operating loss carryforwards begin to expire in 2021. We had $327.2 million of tax net operating loss carryforwards in foreign jurisdictions; $166.8 million have no statutory expiration date, $160.3 million begins to expire in 2015, and the remainder of $97,000 begins to expire in 2011.

Our policy is to recognize any interest related to unrecognized tax benefits in interest expense or interest income. We recognize penalties as additional income tax expense. As December 31, 2010, we had no material uncertain tax positions and therefore accrued no interest or penalties related to uncertain tax positions.

9.  Long-term Debt, Net

Long-term debt at December 31, 2010 and 2009 consisted of the following (in thousands):

	2010
	Interest Rates	Effective Rate(1)	Maturities	Par Amount	Net Discount	Carrying Value
Notes:
Senior Secured Notes and Rollover Notes	12.00%	12.92%	2015	$2,947,494	$(42,387)	$2,905,107
Second-Priority Secured Notes	12.00%	12.39%	2017	500,000	—	500,000
Exchangeable Notes	8.25%	16.65%	2040	729,250	(230,121)	499,129
Vendor Financing Notes	LIBOR based(2)	6.16%	2014	60,251	(264)	59,987
Capital lease obligations				72,160	—	72,160
Total debt, net				$4,309,155	$(272,772)	4,036,383
Less: Current portion of Vendor Financing Notes and capital lease obligations(3)						(19,364)
Total long-term debt, net						$4,017,019
____________

(1)	Represents weighted average effective interest rate based on year-end balances.

(2)	Coupon rate based on 3-month LIBOR plus a spread of 5.50%.

(3)	Included in Other current liabilities on the consolidated balance sheet.
	2009
	Interest Rates	Effective Rate(1)	Maturities	Par Amount	Net Discount	Carrying Value
Notes:
Senior Secured Notes and Rollover Notes	12.00%	13.02%	2015	$2,772,494	$(57,763)	$2,714,731
Total long-term debt, net						$2,714,731
____________

(1)	Represents weighted average effective interest rate based on year-end balances.

Notes

Senior Secured Notes and Rollover Notes — During the fourth quarter of 2009, Clearwire Communications completed offerings of $2.52 billion 12% senior secured notes due 2015, which we refer to as the Senior Secured Notes. We used $1.16 billion of the proceeds to retire indebtedness under the senior term loan facility that we assumed from Old Clearwire and recognized a gain on extinguishment of debt of $8.3 million, net of transaction costs. The Senior Secured Notes provide for bi-annual payments of interest in June and December. In connection with the issuance of the Senior Secured Notes, we also issued $252.5 million of notes to Sprint and Comcast with identical terms as the Senior Secured Notes, which we refer to as the Rollover Notes, in replacement of equal amounts of indebtedness under the senior term loan facility.

During December 2010, Clearwire Communications issued an additional $175.0 million of Senior Secured Notes with identical terms.

The holders of the Senior Secured Notes and Rollover Notes have the right to require us to repurchase all of the notes upon the occurrence of a change of control event or a sale of certain assets, at a price of 101% of the principal amount or 100% of the principal amount, respectively, plus any unpaid accrued interest to the repurchase date. Prior to December 1, 2012, we may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes at a redemption price of 112% of the aggregate principal amount, plus any unpaid accrued interest to the repurchase date. After December 1, 2012, we may redeem all or a part of the Senior Secured Notes by paying a make-whole premium as stated in the terms, plus any unpaid accrued interest to the repurchase date.

Our payment obligations under the Senior Secured Notes and Rollover Notes are guaranteed by certain domestic subsidiaries on a senior basis and secured by certain assets of such subsidiaries on a first-priority lien basis. The Senior Secured Notes and Rollover Notes contain limitations on our activities, which among other things include incurring additional indebtedness and guarantee indebtedness; making distributions or payment of dividends or certain other restricted payments or investments; making certain payments on indebtedness; entering into agreements that restrict distributions from restricted subsidiaries; selling or otherwise disposing of assets; merger, consolidation or sales of substantially all of our assets; entering transactions with affiliates; creating liens; issuing certain preferred stock or similar equity securities and making investments and acquiring assets.

Second-Priority Secured Notes — During December 2010, Clearwire Communications completed an offering of $500 million 12% second-priority secured notes due 2017, which we refer to as the Second-Priority Secured Notes. The Second-Priority Secured Notes provide for bi-annual payments of interest in June and December.

The holders of the Second-Priority Secured Notes have the right to require us to repurchase all of the notes upon the occurrence of a change of control event or a sale of certain assets at a price of 101% of the principal amount or 100% of the principal amount, respectively, plus any unpaid accrued interest to the repurchase date. Prior to December 1, 2013, we may redeem up to 35% of the aggregate principal amount of the Second-Priority Secured Notes at a redemption price of 112% of the aggregate principal amount, plus any unpaid accrued interest to the repurchase date. After December 1, 2014, we may redeem all or a part of the Second-Priority Secured Notes by paying a make-whole premium as stated in the terms, plus any unpaid accrued interest to the repurchase date.

Our payment obligations under the Second-Priority Secured Notes are guaranteed by certain domestic subsidiaries on a senior basis and secured by certain assets of such subsidiaries on a second-priority lien basis. The Second-Priority Secured Notes contain the same limitations on our activities as those of the Senior Secured Notes and Rollover Notes.

Exchangeable Notes — During December 2010, Clearwire Communications completed offerings of $729.2 million 8.25% exchangeable notes due 2040, which we refer to as the Exchangeable Notes. The Exchangeable Notes provide for bi-annual payments of interest in June and December. The Exchangeable Notes are subordinated to the Senior Secured Notes and Rollover Notes and rank equally in right of payment with the Second-Priority Secured Notes.

The holders of the Exchangeable Notes have the right to exchange their notes for Clearwire Corporation’s Class A common stock, which we refer to as Class A Common Stock, at any time, prior to the maturity date. We have the right to settle the exchange by delivering cash or shares of Class A Common Stock, subject to certain conditions. The initial exchange rate for each note is 141.2429 shares per $1,000 note, equivalent to an initial exchange price of approximately $7.08 per share, subject to adjustments upon the occurrence of certain corporate events. Upon exchange, we will not make additional cash payment or provide additional shares for accrued or unpaid interest, make-whole premium or additional interest.

The holders of the Exchangeable Notes have the right to require us to repurchase all of the notes upon the occurrence of a fundamental change event at a price of 100% of the principal amount plus any unpaid accrued interest to the repurchase date. The holders who elect to exchange the Exchangeable Notes in connection with the occurrence of a fundamental change will be entitled to additional shares that are specified based on the date on which such event occurs and the price paid per share of Class A Common Stock in the fundamental change, with a maximum number of shares issuable per note not to exceed 169.4915 shares. The holders of the Exchangeable Notes have the option to require us to repurchase for cash the Exchangeable Notes on December 1, 2017, 2025, 2030 and 2035 at a price equal to 100% of the principal amount of the notes plus any unpaid accrued interest to the repurchase date. On or after December 1, 2017, we may, at our option, redeem all or part of the Exchangeable Notes at a price equal to 100% of the principal amount of the notes plus any unpaid accrued interest to the redemption date.

Our payment obligations under the Exchangeable Notes are guaranteed by certain domestic subsidiaries in the same priority as the Second-Priority Secured Notes.

Upon issuance of the Exchangeable Notes, we recognized a derivative liability representing the embedded exchange feature with an estimated fair value of $231.5 million and an associated debt discount on the Exchangeable Notes. The discount is accreted over the expected life, approximately 7 years, of the Exchangeable Notes using the effective interest rate method. See Note 10, Derivative Instruments, for additional discussion of the derivative liability.

Vendor Financing Notes

During 2010, we entered into a vendor financing facility allowing us to obtain up to $160.0 million of financing by entering into notes, which we refer to as Vendor Financing Notes, until January 31, 2011. The Vendor Financing Notes have a coupon rate based on the 3-month LIBOR plus a spread of 5.50% which are due quarterly and mature in 2014. We utilized $60.3 million of this vendor financing facility in 2010.

On January 31, 2011, the vendor financing facility was amended to allow us to obtain up to an additional $95.0 million of financing until January 31, 2012. The coupon rate and terms of the notes under the amended facility are identical to those of the original Vendor Financing Notes except that they mature in 2015.

Capital Lease Obligations

During 2010, we have entered into capital lease facilities which allow us to obtain up to $99.0 million of financing with 4 year terms, until August 16, 2011. In addition, we also lease certain network construction equipment under capital leases with 12 year lease terms.

As of December 31, 2010, approximately $132.4 million of our outstanding debt, comprised of Vendor Financing Notes and capital lease obligations, is secured by assets classified as network and base station equipment.

Future Payments — For future payments on our long-term debt see Note 12, Commitments and Contingencies.

Interest Expense — Interest expense included in our consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008, consisted of the following (in thousands):

	Year Ended December 31,
	2010	2009	2008
Interest coupon	$346,984	$145,416	$19,346
Accretion of debt discount and amortization of debt premium, net	14,479	64,183	1,667
Capitalized interest	(208,595)	(140,168)	(4,469)
	$152,868	$69,431	$16,544

10.  Derivative Instruments

The holders’ exchange rights contained in the Exchangeable Notes issued in December 2010 constitute embedded derivative instruments that are required to be accounted for separately from the debt host instrument at fair value. As a result, upon the issuance of the Exchangeable Notes, we recognized exchange options, which we refer to as Exchange Options, with an estimated fair value of $231.5 million as a derivative liability. The Exchange Options are indexed to Class A Common Stock, have a notional amount of 103.0 million shares and mature in 2040. We do not apply hedge accounting to the Exchange Options. Therefore, gains and losses due to changes in fair value are reported in our consolidated statements of operations. At December 31, 2010, the Exchange Options’ estimated fair value of $167.9 million was reported in other current liabilities on our consolidated balance sheet. For the year ended December 31, 2010, we recognized a gain of $63.6 million from the changes in the estimated fair value since inception in gain (loss) on derivative instruments in our consolidated statements of operations. See Note 11, Fair Value, for information regarding valuation of the Exchange Options.

During 2009, we had two interest rate swap contracts which were based on 3-month LIBOR with a combined notional of $600.0 million. We used these swaps as economic hedges of the interest rate risk related to a portion of our long-term debt. The interest rate swaps were used to reduce the variability of future interest payments on our LIBOR based debt. We were not holding these interest rate swap contracts for trading or speculative purposes. We did not apply hedge accounting to these swaps, therefore the gains and losses due to changes in fair value were reported in other income (expense), net in our consolidated statements of operations.

For the year ended December 31, 2009, we recognized a net loss of $7.0 million on undesignated swap contracts. During the fourth quarter of 2009, we terminated the swap contracts and paid the swap counterparties $18.4 million which consisted of $14.7 million mark to market losses and $3.7 million accrued interest.

11.  Fair Value

The following is a description of the valuation methodologies and pricing assumptions we used for financial instruments measured and recorded at fair value on a recurring basis in our financial statements and the classification of such instruments pursuant to the valuation hierarchy.

Cash Equivalents and Investments

Where quoted prices for identical securities are available in an active market, we use quoted market prices to determine the fair value of investment securities and cash equivalents, and they are classified in Level 1 of the valuation hierarchy. Level 1 securities include U.S. Government and Agency Issues and money market mutual funds for which there are quoted prices in active markets.

For other debt securities which are classified in Level 3, we use discounted cash flow models to estimate the fair value using various methods including the market and income approaches. In developing these models, we utilize certain assumptions that market participants would use in pricing the investment, including assumptions about risk and the risks inherent in the inputs to the valuation technique. We maximize the use of observable inputs in the pricing models where quoted market prices from securities and derivatives exchanges are available and reliable. We also use certain unobservable inputs that cannot be validated by reference to a readily observable market or exchange data and rely, to a certain extent, on management’s own assumptions about the assumptions that market participants would use in pricing the security. We use many factors that are necessary to estimate market values, including interest rates, market risks, market spreads, timing of contractual cash flows, market liquidity, review of underlying collateral and principal, interest and dividend payments.

Derivatives

Derivatives are classified in Level 3 of the valuation hierarchy. To estimate the fair value, we use an income approach based on valuation models, including option pricing models and discounted cash flow models. We maximize the use of market-based observable inputs in the models and develop our own assumptions for unobservable inputs based on management estimates of market participants’ assumptions in pricing the instruments.

We use a trinomial option pricing model to estimate the fair value of the Exchange Options. The inputs include the contractual terms of the instrument and market-based parameters such as interest rate forward curves, stock price and dividend yield. A level of subjectivity is applied to estimate our stock price volatility. The stock price volatility is based on our historical stock price volatility giving consideration to our estimates of market participant adjustments for general market conditions as well as company-specific factors such as market trading volume and our expected future performance.

The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at December 31, 2010 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial assets:
Cash and cash equivalents	$1,230,242	$—	$—	$1,230,242
Short-term investments	$502,316	$—	$—	$502,316
Long-term investments	$—	$—	$15,251	$15,251
Other assets — derivative assets	$—	$—	$292	$292
Financial liabilities:
Other current liabilities — derivative liabilities	$—	$—	$(167,892)	$(167,892)

The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at December 31, 2009 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial assets:
Cash and cash equivalents	$1,690,552	$—	$—	$1,690,552
Short-term investments	$2,106,661	$—	$—	$2,106,661
Long-term investments	$74,516	$—	$13,171	$87,687

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the year ended December 31, 2010 (in thousands):

	January 1, 2010	Acquisitions, Issuances and Settlements	Net Unrealized Gains (Losses) Included in Earnings	Net Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	December 31, 2010	Net Unrealized Gains (Losses) Included in 2010 Earnings Relating to Instruments Held at December 31, 2010
Long-term investments:
Other debt securities	$13,171	$—	$—	$2,080	$15,251	$—
Other assets:
Derivatives	—	648	(356)(1)	—	292	(356)
Other current liabilities:
Derivatives	—	(231,503)	63,611(1)	—	(167,892)	63,611
____________

(1)	Included in Gain (loss) on derivative instruments in the consolidated statements of operations.

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the year ended December 31, 2009 (in thousands):

	January 1, 2009	Acquisitions, Issuances and Settlements	Net Unrealized Gains (Losses) Included in Earnings		Net Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	December 31, 2009	Net Unrealized Gains (Losses) Included in 2009 Earnings Relating to Instruments Held at December 31, 2009
Long-term investments:
Other debt securities	$18,974	$ —	$(10,015)	(1)	$4,212	$13,171	$(10,015)
Other current liabilities:
Derivatives	(21,591)	14,652	6,939	(2)	—	—	—
____________

(1)	Included in Other income (expense), net in the consolidated statements of operations.

(2)	Included in Gain (loss) on derivative instruments in the consolidated statements of operations.

During the year ended December 31, 2010, we recognized losses of $10.8 million on nonrecurring fair value measurements, which were categorized as Level 3 measurements, on certain assets held and used by international subsidiaries. These losses were included in Net loss from discontinued operations, see Note 20, Discontinued Operations. We no longer hold these assets at December 31, 2010.

The following is the description of the fair value for financial instruments we hold that are not subject to fair value recognition.

Debt Instruments

To estimate the fair value of the Senior Secured Notes and Rollover Notes, the Second-Priority Secured Notes and the Exchangeable Notes, we used the average indicative price from several market makers.

To estimate the fair value of the Vendor Financing Notes, we used an income approach based on the contractual terms of the notes and market-based parameters such as interest rates. A level of subjectivity and judgment was used to estimate an appropriate discount rate to calculate the present value of the estimated cashflows.

The following table presents the carrying value and the approximate fair value of our outstanding debt instruments at December 31, 2010 and 2009 (in thousands):

	December 31, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes:
Senior Secured Notes and Rollover Notes	$2,905,107	$3,180,662	$2,714,731	$2,810,616
Second-Priority Secured Notes	$500,000	$520,833
Exchangeable Notes(1)	$499,129	$746,107
Vendor Financing Notes	$59,987	$60,793
____________

(1)	Carrying value as of December 31, 2010 is net of $230.1 million discount arising from the separation of the Exchange Options from the debt host instrument.

12.  Commitments and Contingencies

Future minimum payments under obligations for our continuing operations listed below (including all optional expected renewal periods on operating leases) as of December 31, 2010, are as follows (in thousands):

	Total	2011	2012	2013	2014	2015	Thereafter, including all renewal periods
Long-term debt obligations	$4,236,995	$15,062	$20,084	$20,084	$5,021	$2,947,494	$1,229,250
Interest payments	3,997,363	474,514	476,077	474,895	473,937	473,862	1,624,078
Operating lease obligations(1)	13,601,360	385,999	435,759	443,715	450,156	461,108	11,424,623
Spectrum lease obligations	5,950,009	156,579	163,057	162,037	170,480	165,151	5,132,705
Spectrum service credits	107,682	1,130	1,130	1,130	1,130	1,130	102,032
Capital lease obligations(2)	126,297	12,450	12,731	13,022	13,996	11,538	62,560
Signed spectrum agreements	9,925	9,925	—	—	—	—	—
Network equipment purchase obligations	40,222	40,222	—	—	—	—	—
Other purchase obligations	181,800	67,010	49,660	28,880	10,000	10,000	16,250
Total	$28,251,653	$1,162,891	$1,158,498	$1,143,763	$1,124,720	$4,070,283	$19,591,498
____________

(1)	Includes executory costs of $36.2 million.

(2)	Payments include $54.1 million representing interest.

Spectrum and operating lease obligations — Our commitments for non-cancelable operating leases consist mainly of leased spectrum license fees, office space, equipment, and leased sites, including towers and rooftop locations. Certain of the leases provide for minimum lease payments, additional charges and escalation clauses. Certain of the tower leases specify a minimum number of new leases to commence by December 31, 2011. Charges apply if these commitments are not satisfied. Leased spectrum agreements have terms of up to 30 years. Operating leases generally have initial terms of five years with multiple renewal options for additional five-year terms totaling between 20 and 25 years.

Expense recorded related to spectrum and operating leases of continued operations was as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Spectrum lease expense	$222,560	$201,461	$72,923
Amortization of prepaid spectrum licenses	57,433	57,898	17,109
Total spectrum lease expense	$279,993	$259,359	$90,032
Operating lease expense	$473,410	$235,079	$50,482

Other spectrum commitments — We have commitments to provide Clearwire services to certain lessors in launched markets, and reimbursement of capital equipment and third-party service expenditures of the lessors over the term of the lease. We accrue a monthly obligation for the services and equipment based on the total estimated available service credits divided by the term of the lease. The obligation is reduced as actual invoices are presented and paid to the lessors. During the years ended December 31, 2010, 2009 and 2008 we satisfied $987,000, $779,000 and $76,000, respectively, related to these commitments. The maximum remaining commitment at December 31, 2010 is $107.7 million and is expected to be incurred over the term of the related lease agreements, which generally range from 15-30 years.

As of December 31, 2010, we have signed agreements to acquire approximately $9.9 million in new spectrum, subject to closing conditions. These transactions are expected to be completed within the next twelve months.

Network equipment purchase obligations — We have purchase commitments with take-or-pay obligations and/or volume commitments for equipment that are non-cancelable and outstanding purchase orders for network equipment for which we believe delivery is likely to occur.

Other purchase obligations — We have purchase obligations that include minimum purchases we have committed to purchase from suppliers over time and/or unconditional purchase obligations where we guarantee to make a minimum payment to suppliers for goods and services regardless of whether suppliers fully deliver them. They include, among other things, agreements for backhaul, subscriber devices and IT related and other services. In addition, we are party to various arrangements that are conditional in nature and create an obligation to make payments only upon the occurrence of certain events, such as the actual delivery and acceptance of products or services. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no such amounts have been included in the table above. The table above also excludes blanket purchase order amounts where the orders are subject to cancellation or termination at our discretion or where the quantity of goods or services to be purchased or the payment terms are unknown because such purchase orders are not firm commitments.

AMDOCS Agreement — On March 31, 2009, we entered into a Customer Care and Billing Services Agreement, as amended, which we refer to as the Amdocs Agreement, with Amdocs Software Systems Limited, which we refer to as Amdocs, under which Amdocs will provide a customized customer care and billing platform, which we refer to as the Platform, to us. In connection with the provision of these services and the establishment of the Platform, Amdocs will also license certain of its software to us.

The initial term of the Amdocs Agreement is seven years. Under the terms of the Amdocs Agreement, we are required to pay Amdocs licensing fees, implementation fees, monthly subscriber fees, and reimbursable expenses. In addition, the Amdocs Agreement contains detailed terms governing implementation and maintenance of the Platform; performance specifications; acceptance testing; charges, credits and payments; and warranties.

Legal proceedings — As more fully described below, we are involved in a variety of lawsuits, claims, investigations and proceedings concerning intellectual property, business practices, commercial and other matters. We determine whether we should accrue an estimated loss for a contingency in a particular legal proceeding by assessing whether a loss is deemed probable and can be reasonably estimated. We reassess our views on estimated losses on a quarterly basis to reflect the impact of any developments in the matters in which we are involved. Legal proceedings are inherently unpredictable, and the matters in which we are involved often present complex legal and factual issues. We vigorously pursue defenses in legal proceedings and engage in discussions where possible to resolve these matters on terms favorable to us. It is possible, however, that our business, financial condition and results of operations in future periods could be materially and adversely affected by increased litigation expense, significant settlement costs and/or unfavorable damage awards.

On April 22, 2009, a purported class action lawsuit was filed against Clearwire U.S. LLC in Superior Court in King County, Washington by a group of five plaintiffs from Hawaii, Minnesota, North Carolina and Washington (Chad Minnick, et al.). The lawsuit generally alleges that we disseminated false advertising about the quality and reliability of our services; imposed an unlawful early termination fee, which we refer to as ETF; and invoked unconscionable provisions of our Terms of Service to the detriment of subscribers. Among other things, the lawsuit seeks a determination that the alleged claims may be asserted on a class-wide basis; an order declaring certain provisions of our Terms of Service, including the ETF provision, void and unenforceable; an injunction prohibiting us from collecting ETFs and further false advertising; restitution of any early termination fees paid by our subscribers; equitable relief; and an award of unspecified damages and attorneys’ fees. On May 27, 2009, an amended complaint was filed and served, adding seven additional plaintiffs, including individuals from New Mexico, Virginia and Wisconsin. On June 2, 2009, plaintiffs served the amended complaint. We removed the action to the United States District Court for the Western District of Washington. On July 23, 2009, we filed a motion to dismiss the amended complaint. The Court stayed discovery pending its ruling on the motion. The Court granted our motion to dismiss in its entirety on February 2, 2010. Plaintiffs filed a notice of appeal to the Ninth Circuit Court of Appeals. Oral argument before the Ninth Circuit Court of Appeals took place on November 3, 2010. The Court has not yet ruled on the appeal. This case is in the early stages of litigation, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

On September 1, 2009, we were served with a purported class action lawsuit filed in King County Superior Court, brought by representative plaintiff Rosa Kwan. The complaint alleges we placed unlawful telephone calls using automatic dialing and announcing devices and engaged in unlawful collection practices. It seeks declaratory, injunctive, and/or equitable relief and actual and statutory damages under federal and state law. On October 1, 2009, we removed the case to the United States District Court for the Western District of Washington. On October 22, 2009, the Court issued a stipulated order granting plaintiff until October 29, 2009 to file an Amended Complaint. The parties further stipulated to allow a Second Amended Complaint, which plaintiffs filed on December 23, 2009. We then filed a motion to dismiss that was fully briefed on January 15, 2010. On February 22, 2010 the Court granted our motion to dismiss in part, dismissing certain claims with prejudice and granting plaintiff leave to further amend the complaint. Plaintiff filed a Third Amended Complaint adding additional state law claims and joining Bureau of Recovery, which we refer to as BOR, a purported collection agency, as a co-defendant. The parties have stipulated that plaintiff may file a Fourth Amended Complaint adding two new class representatives. Clearwire’s response to the Fourth Amended Complaint is due March 3, 2011. Plaintiffs’ motion for class certification is due April 7, 2011. This case is in the early stages of litigation, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

We have been engaged in ongoing negotiations with Sprint to resolve issues related to wholesale pricing for Sprint 4G smartphone usage under our commercial agreements with Sprint. On October 29, 2010, we received a notice from Sprint initiating an arbitration process to resolve these issues. On November 22, 2010, in response to the notice, we commenced an arbitration action against Sprint with the American Arbitration Association, which we refer to as AAA. The primary dispute between the parties relates to the pricing to be paid to us for smartphone usage by Sprint and Sprint’s subscribers over our 4G network. In particular, the parties are disputing the proper interpretation and enforceability of the 4G MVNO Agreement with respect to the options for such smartphone pricing. We filed our Statement of Claim against Sprint on December 14, 2010. On January 21, 2011, Sprint answered the Statement of Claim and asserted counterclaims seeking related relief under the 4G MVNO Agreement. On February 7, 2011, Clearwire filed its reply to Sprint’s counterclaims, denying all material allegations in Sprint’s response and counterclaims and asserting various affirmative defenses. The action will proceed before a single arbitrator, but no arbitrator has been appointed yet and no final hearing dates have been scheduled. Finally, while not part of this arbitration action, the parties have served on each other various notices preserving their rights to arbitrate certain invoices relating to multi-mode devices submitted by both parties under the 3G MVNO and 4G MVNO Agreements. But no arbitration action has been commenced with regard to any of those invoices at this time. The process is in the early stages, and its outcome is unknown.

On November 15, 2010 a purported class action was filed by Angelo Dennings against Clearwire in the U.S. District Court for the Western District of Washington. The complaint generally alleges we slow network speeds when network demand is highest and that such network management violates our agreements with subscribers and is contrary to the company’s advertising and marketing claims. Plaintiffs also allege that subscribers do not review the Terms of Service prior to subscribing, and when subscribers cancel service due to network management, we charge an ETF or restocking fee that they claim is unconscionable under the circumstances. The claims asserted include violations of the Computer Fraud and Abuse Act, breach of contract, breach of the covenant of good faith and fair dealing and unjust enrichment. Plaintiffs seek class certification; unspecified damages and restitution; a declaratory judgment that Clearwire’s ETF and restocking fee are unconscionable under the alleged circumstances; an injunction prohibiting Clearwire from engaging in alleged deceptive marketing and from charging ETFs; interest; and attorneys’ fees and costs. Plaintiff had indicated that it will file an Amended Complaint adding additional class representatives by March 3, 2011. If the Amended Complaint is filed, Clearwire’s responsive motions are due March 31, 2011. This case is in the early stages of litigation, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

In addition to the matters described above, we are often involved in certain other proceedings which seek monetary damages and other relief. Based upon information currently available to us, none of these other claims are expected to have a material adverse effect on our business, financial condition or results of operations.

Indemnification agreements — We are currently a party to indemnification agreements with certain officers and each of the members of our Board of Directors. No liabilities have been recorded in the consolidated balance sheets for any indemnification agreements, because they are not probable nor estimable.

13.  Share-Based Payments

In connection with the Closing, we assumed the Old Clearwire 2008 Stock Compensation Plan, which we refer to as the 2008 Plan, the Old Clearwire 2007 Stock Compensation Plan, which we refer to as the 2007 Plan, and the Old Clearwire 2003 Stock Option Plan, which we refer to as the 2003 Plan. Share grants generally vest ratably over four years and expire no later than ten years after the date of grant. Grants to be awarded under the 2008 Plan will be made available at the discretion of the Compensation Committee of the Board of Directors from authorized but unissued shares, authorized and issued shares reacquired, or a combination thereof. At December 31, 2010, there were 55,324,492 shares available for grant under the 2008 Plan, which authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock awards to our employees, directors and consultants. With the adoption of the 2008 Plan, no additional stock options will be granted under the 2007 Plan or the 2003 Plan.

Share-based compensation expense is based on the estimated grant-date fair value of the award and is recognized net of estimated forfeitures on those shares expected to vest over a graded vesting schedule on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards.

Restricted Stock Units

In connection with the Transactions, all Old Clearwire restricted stock units, which we refer to as RSUs, issued and outstanding at the Closing were exchanged on a one-for-one basis for RSUs with equivalent terms. Following the Closing, we granted RSUs to certain officers and employees under the 2008 Plan. All RSUs generally vest over a four-year period. The fair value of our RSUs is based on the grant-date fair market value of the common stock, which equals the grant date market price.

A summary of the RSU activity for the years ended December 31, 2010, 2009 and 2008 is presented below:

	Number of RSU’s	Weighted- Average Grant Price
Restricted stock units outstanding — January 1, 2008	—
Restricted stock units acquired in purchase accounting — November 28, 2008	3,216,500	$13.19
Granted	716,000	4.10
Forfeited	(43,000)	—
Released	(508,098)	5.18
Cancelled	(108,777)	—
Restricted stock units outstanding — December 31, 2008	3,272,625	$13.19
Granted	10,938,677	4.39
Forfeited	(1,217,857)	5.17
Released	(1,140,251)	6.95
Cancelled	—	—
Restricted stock units outstanding — December 31, 2009	11,853,194	$4.60
Granted	10,523,277	6.71
Forfeited	(3,613,124)	5.55
Released	(4,087,694)	4.22
Cancelled	—	—
Restricted stock units outstanding — December 31, 2010	14,675,653	$5.99
The total fair value of grants during 2010, 2009 and 2008 was $70.6 million, $48.0 million and $2.9 million, respectively. The intrinsic value of RSUs released during the years ended December 31, 2010, 2009 and 2008 was $29.5 million, $7.9 million and $3.2 million, respectively. As of December 31, 2010, there were 14,675,653 RSUs outstanding and total unrecognized compensation cost of approximately $50.3 million, which is expected to be recognized over a weighted-average period of approximately 1.6 years.

For the years ended December 31, 2010, 2009 and 2008, we used a forfeiture rate of 7.15%, 7.75% and 7.50%, respectively, in determining compensation expense for RSUs.

Stock Options

In connection with the Transactions, all Old Clearwire stock options issued and outstanding at the Closing were exchanged on a one-for-one basis for stock options with equivalent terms. Following the Closing, we granted options to certain officers and employees under the 2008 Plan. All options generally vest over a four-year period. The fair value of option grants was estimated on the date of grant using the Black-Scholes option pricing model.

A summary of option activity from January 1, 2008 through December 31, 2010 is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value As of 12/31/2010 (In millions)
Options outstanding — January 1, 2008	—
Options acquired in purchase accounting — November 28, 2008	19,093,614	$14.38
Granted	425,000	4.10
Forfeited	(337,147)	11.64
Exercised	(9,866)	3.00
Options outstanding — December 31, 2008	19,171,601	$14.21	6.36
Granted	7,075,000	4.30
Forfeited	(4,084,112)	15.13
Exercised	(624,758)	3.51
Options outstanding — December 31, 2009	21,537,731	$11.09	6.39
Granted	996,648	7.37
Forfeited	(3,007,895)	12.79
Exercised	(3,083,243)	4.44
Options outstanding — December 31, 2010	16,443,241	$11.80	5.69	$7.7
Vested and expected to vest — December 31, 2010	15,773,721	$12.01	5.59	$7.2
Exercisable outstanding — December 31, 2010	11,074,772	$13.93	4.68	$3.3
The intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was $10.5 million, $2.3 million and $15,000, respectively.
Information regarding stock options outstanding and exercisable as of December 31, 2010 is as follows:

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Contractual	Weighted		Weighted
		Life	Average		Average
	Number of	Remaining	Exercise	Number of	Exercise
Exercise Prices	Options	(Years)	Price	Options	Price
$2.25 — $3.00	454,701	1.25	$2.86	454,701	$2.86
$3.03	2,902,000	8.16	3.03	952,000	3.03
$3.53 — $5.45	562,625	6.61	4.34	237,875	4.31
$6.00	2,029,238	3.94	6.00	2,029,238	6.00
$6.07 — $7.66	1,940,656	8.64	7.13	410,625	7.24
$7.87 — $15.00	2,241,589	5.16	11.78	1,338,283	13.26
$16.02	138,625	2.60	16.02	125,875	16.02
$17.11	1,768,442	3.55	17.11	1,346,218	17.11
$18.00 — $20.16	1,667,621	4.50	18.09	1,663,871	18.08
$23.30 — $25.33	2,737,744	5.54	24.25	2,516,086	24.27
Total	16,443,241	5.69	$11.80	11,074,772	$13.93

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions for the years ended December 31, 2010, 2009 and 2008:

	Year Ended December 31,
	2010	2009	2008
Expected volatility	58.80%-62.22%	63.35%-67.65%	66.52%
Expected dividend yield	—	—	—
Expected life (in years)	6.25	4.75-6.25	4.75
Risk-free interest rate	2.00%-3.15%	1.36% - 2.98%	1.93%
Weighted average fair value per option at grant date	$4.27	$2.63	$2.24

The fair value of option grants in 2010 and 2009 was $4.3 million and $18.6 million, respectively. In addition to options issued in exchange as part of the Transactions, the fair value of option grants during 2008 was $954,000. The total fair value of options vested during the years ended December 31, 2010, 2009 and 2008 was $9.8 million, $5.8 million and $815,000, respectively. The total unrecognized share-based compensation costs related to non-vested stock options outstanding at December 31, 2010 was approximately $5.8 million and is expected to be recognized over a weighted average period of approximately 1.3 years.

For the years ended December 31, 2010, 2009 and 2008, we used a forfeiture rate of 10.09%, 12.66% and 12.66% respectively, in determining compensation expense for options.

Share-based compensation expense recognized for all plans for the years ended December 31, 2010, 2009 and 2008 is as follows (in thousands):

	Year Ended December 31
	2010	2009	2009
Options	$16,749	$6,386	$2,371
RSUs	30,582	20,091	1,292
Sprint Equity Compensation Plans	204	1,035	2,802
	$47,535	$27,512	$6,465

During the years ended December 31, 2010, 2009 and 2008, we recorded $10.9 million, $2.4 million and $0, respectively, of additional compensation expense related to the accelerated vesting of options and RSUs.

Sprint Equity Compensation Plans

In connection with the Transactions, certain of the Sprint WiMAX Business employees became employees of Clearwire and currently hold unvested Sprint stock options and RSUs in Sprint’s equity compensation plans, which we refer to collectively as the Sprint Plans. The underlying share for awards issued under the Sprint Plans is Sprint common stock. The Sprint Plans allow for continued plan participation as long as the employee remains employed by a Sprint subsidiary or affiliate. Under the Sprint Plans, options are generally granted with an exercise price equal to the market value of the underlying shares on the grant date, generally vest over a period of up to four years and have a contractual term of ten years. RSUs generally have both performance and service requirements with vesting periods ranging from one to three years. RSUs granted after the second quarter 2008 included quarterly performance targets but were not granted until performance targets were met. Therefore, at the grant date these awards only had a remaining service requirement and vesting period of six months following the last day of the applicable quarter. Employees who were granted RSUs were not required to pay for the shares but generally must remain employed with Sprint or a subsidiary, until the restrictions lapse, which was typically three years or less. At December 31, 2010, there were 35,257 unvested options and 66,451 unvested RSUs outstanding.

The share-based compensation associated with these employees is incurred by Sprint on our behalf. Sprint provided us with the fair value of the options and RSUs for each reporting period, which must be remeasured based on the fair value of the equity instruments at each reporting period until the instruments are vested. Total unrecognized share-based compensation costs related to unvested stock options and RSUs outstanding as of December 31, 2010 was $6,000 and $27,000, respectively, and is expected to be recognized over approximately one year.

14.  Stockholders’ Equity

Class A Common Stock

The Class A Common Stock represents the common equity of Clearwire. The holders of the Class A Common Stock are entitled to one vote per share and, as a class, are entitled to 100% of any dividends or distributions made by Clearwire, with the exception of certain minimal liquidation rights provided to the Class B Common Stockholders, which are described below. Each share of Class A Common Stock participates ratably in proportion to the total number of shares of Class A Common Stock issued by Clearwire. Holders of Class A Common Stock have 100% of the economic interest in Clearwire and are considered the controlling interest for the purposes of financial reporting.

Upon liquidation, dissolution or winding up, the Class A Common Stock will be entitled to any assets remaining after payment of all debts and liabilities of Clearwire, with the exception of certain minimal liquidation rights provided to the Class B Common Stockholders, which are described below.

Class B Common Stock

The Class B Common Stock represents non-economic voting interests in Clearwire, and holders of this stock are considered the non-controlling interests for the purposes of financial reporting. Identical to the Class A Common Stock, the holders of Class B Common Stock are entitled to one vote per share. However, they do not have any rights to receive distributions other than stock dividends paid proportionally to each outstanding Class A and Class B Common Stockholder or upon liquidation of Clearwire, an amount equal to the par value per share, which is $0.0001 per share.

Each holder of Class B Common Stock holds an equivalent number of Clearwire Communications Class B Common Interests, which, in substance, reflects their economic stake in Clearwire. This is accomplished through an exchange feature that provides the holder the right, at any time, to exchange one share of Class B Common Stock plus one Clearwire Communications Class B Common Interest for one share of Class A Common Stock.

Private Placement

On November 9, 2009, we entered into an investment agreement, which we refer to as the Investment Agreement, with each of Sprint, Comcast Corporation, which we refer to as Comcast, Intel Corporation, which we refer to as Intel, Time Warner Cable Inc., which we refer to as Time Warner Cable, Bright House Networks, LLC, which we refer to as Bright House, and Eagle River Holdings LLC, which we refer to as Eagle River, who we collectively refer to as the Participating Equityholders, providing for additional equity investments by the Participating Equityholders and new debt investments by certain of these investors. The Investment Agreement sets forth the terms of the transactions pursuant to which the Participating Equityholders invested in Clearwire Communications an aggregate of approximately $1.564 billion in exchange for 213,369,711 shares of Clearwire Communications non-voting Class B Common Interest and Clearwire Communications voting interests, which we refer to as the Private Placement, and the investment by certain of the Participating Equityholders in Rollover Notes.

The Private Placement was consummated in three closings. On November 9, 2009, the Participating Equityholders contributed in aggregate approximately $1.057 billion in cash in exchange for 144,231,268 Clearwire Communications Class B Common Interests, and Clearwire Communications voting interests, which we collectively refer to as Clearwire Communications Interests, pro rata based on their respective investment amounts. We refer to this closing as the First Investment Closing. On December 21, 2009, the Participating Equityholders contributed in aggregate approximately $440.3 million in cash in exchange for 60,066,822 Clearwire Communications Interests. We refer to this closing as the Second Investment Closing. On March 2, 2010, the Participating Equityholders contributed in aggregate approximately $66.5 million in cash in exchange for 9,071,621 Clearwire Communications Interests. We refer to the consummation of this purchase as the Third Investment Closing.

In the Private Placement, the Participating Equityholders agreed to invest in Clearwire Communications a total of $1.564 billion in exchange for Clearwire Communications Interests in the following amounts (in millions, except for Interests):

Investor	Investment	Interests
Sprint	$1,176.0	160,436,562
Comcast	196.0	26,739,427
Time Warner Cable	103.0	14,051,841
Bright House	19.0	2,592,087
Intel	50.0	6,821,282
Eagle River	20.0	2,728,512
	$1,564.0	213,369,711

Immediately following the receipt by the Participating Equityholders of Clearwire Communications Interests, each of the Participating Equityholders agreed to contribute to Clearwire its Clearwire Communications voting interests in exchange for an equal number of shares of Clearwire’s Class B Common Stock, par value $0.0001 per share.

Under the Investment Agreement, in exchange for the purchase by Sprint, Comcast, Time Warner Cable and Bright House of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests in amounts exceeding certain amounts stipulated in the Investment Agreement, Clearwire Communications agreed to pay a fee, which we refer to as an Over Allotment Fee, equal to the following amounts. Such fee is payable in cash, or Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests, at the option of the Participating Equityholder:

Investor	Over Allotment Fee
Sprint	$18,878,934
Comcast	$3,135,911
Time Warner Cable	$1,659,287
Bright House	$315,325

At the Second Investment Closing, Clearwire Communications delivered a portion of the Over Allotment Fee, $6.9 million in cash and $9.5 million in Clearwire Communications Class B Common Interests, valued at $7.33 per interest, and an equal number of Clearwire Communications Voting Interests to Sprint, $2.7 million in cash to Comcast, $1.4 million in cash to Time Warner Cable and $275,000 in cash to Bright House. At the Third Investment Closing, Clearwire Communications paid the remaining Over Allotment Fee of $3.2 million, in the aggregate. Clearwire Communications delivered the applicable Over Allotment Fee to Sprint, one-half in cash and one-half in the form of Clearwire Communications Class B Common Interests valued at $7.33 per interest and an equal number of Clearwire Communications Voting Interests, and to Comcast, Time Warner Cable and Bright House Networks in cash.

Clearwire holds all of the outstanding Clearwire Communications Class A Common Interests, and all the outstanding Clearwire Communications voting interests, representing 25% of the economics and 100% of the voting rights of Clearwire Communications as of December 31, 2010.

The following table lists the interests in Clearwire as of December 31, 2010:

Investor	Class A Common Stock	Class A Common Stock % Outstanding	Class B Common Stock(1)	Class B Common Stock % Outstanding	Total	Total % Outstanding
Sprint	—	—	531,724,348	71.5%	531,724,348	53.9%
Comcast	—	—	88,504,132	11.9%	88,504,132	8.9%
Time Warner Cable	—	—	46,404,782	6.2%	46,404,782	4.7%
Bright House	—	—	8,474,440	1.1%	8,474,440	0.9%
Intel	36,666,666	15.1%	65,644,812	8.9%	102,311,478	10.3%
Eagle River	35,922,958	14.7%	2,728,512	0.4%	38,651,470	3.9%
Google Inc.	29,411,765	12.1%	—	—	29,411,765	3.0%
Other Shareholders	140,954,238	57.9%	—	—	140,954,238	14.3%
CW Investment Holdings LLC	588,235	0.2%	—	—	588,235	0.1%
	243,543,862	100.0%	743,481,026	100.0%	987,024,888	100.0%
____________

(1)	The holders of Class B Common Stock hold an equivalent number of Clearwire Communications Class B Common Interests.

Sprint and the Investors, other than Google, Inc., which we refer to as Google, own shares of Class B Common Stock, which have equal voting rights to Clearwire’s $0.0001 par value, Class A Common Stock, but have only limited economic rights. Unlike the holders of Class A Common Stock, the holders of Class B Common Stock have no right to dividends and no right to any proceeds on liquidation other than the par value of the Class B Common Stock. Sprint and the Investors, other than Google, hold their economic rights through ownership of Clearwire Communications Class B Common Interests. Google owns shares of Class A Common Stock.

Under the Investment Agreement, Clearwire committed to a rights offering, pursuant to which rights to purchase shares of Class A Common Stock were granted to each holder of Class A Common Stock along with certain participating securities as of December 17, 2009, which we refer to as the Rights Offering. We distributed subscription rights which were exercisable for up to 93,903,300 shares of Class A Common Stock. Each subscription right entitled a shareholder to purchase 0.4336 shares of Class A Common Stock at a subscription price of $7.33 per share. The subscription rights expired if they were not exercised by June 21, 2010. The Participating Equityholders and Google waived their respective rights to participate in the Rights Offering with respect to shares of Class A Common Stock they each hold as of the applicable record date. In connection with the Rights Offering, rights to purchase 39.6 million shares of Class A Common Stock were exercised for an aggregate purchase price of $290.3 million.

Clearwire Communications Interests

Clearwire is the sole holder of voting interests in Clearwire Communications. As such, Clearwire controls 100% of the decision making of Clearwire Communications and consolidates 100% of its operations. Clearwire also holds all of the outstanding Clearwire Communications Class A Common Interests representing 25% of the economics of Clearwire Communications as of December 31, 2010. The holders of the Class B Common Interests own the remaining 75% of the economic interests. The following shows the effects of the changes in Clearwire’s ownership interests in Clearwire Communications (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2009	Period From November 29, 2008 to December 31, 2008
Net loss attributable to Clearwire	$(496,875)	$(319,199)	$(29,621)
Decrease in Clearwire’s additional paid-in capital for issuance of Class A and B Common Stock related to the post-closing adjustment	—	(33,632)	—
Decrease in Clearwire’s additional paid-in capital for issuance of Class B Common Stock	(64,569)	(140,253)	—
Increase in Clearwire’s additional paid-in capital for issuance of Class A Common Stock	301,849	17,957	161
Other effects of changes in Clearwire’s additional paid-in capital for issuance of Class A and Class B Common Stock	145,785	—	—
Change from net loss attributable to Clearwire and transfers to non-controlling interests	$(113,810)	$(475,127)	$(29,460)

The non-voting Clearwire Communication units are designated as either Clearwire Communications Class A Common Interests, all of which are held by Clearwire, or Clearwire Communications Class B Common Interests, which are held by Sprint and the Investors, with the exception of Google. Both classes of non-voting Clearwire Communication units participate in distributions of Clearwire Communications on an equal and proportionate basis.

Each holder of Clearwire Communications Class B Common Interests holds an equivalent number of shares of Clearwire’s Class B Common Stock and will be entitled at any time to exchange one share of Class B Common Stock plus one Clearwire Communications Class B Common Interest for one share of Class A Common Stock.

It is intended that at all times, the number of Clearwire Communications Class A Common Interests held by Clearwire will equal the number of shares of Class A Common Stock issued by Clearwire. Similarly, it is intended that, at all times, Sprint and each Investor, except Google, will hold an equal number of shares of Class B Common Stock and Clearwire Communications Class B Common Interests.

Dividend Policy

We have not declared or paid any cash dividends on Class A or Class B Common Stock since the Closing. We currently expect to retain future earnings, if any, for use in the operations and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. In addition, covenants in the indenture governing our Senior Secured Notes impose significant restrictions on our ability to pay cash dividends to our stockholders. The distribution of subscription rights as part of the Rights Offering represents a stock dividend distribution.

Non-controlling Interests in Clearwire Communications

Clearwire Communications is consolidated into Clearwire because we hold 100% of the voting interest in Clearwire Communications. Therefore, the holders of the Clearwire Communications Class B Common Interests represent non-controlling interests in a consolidated subsidiary. As a result, the income (loss) consolidated by Clearwire is decreased in proportion to the outstanding non-controlling interests. As of December 31, 2010, at the Clearwire level, non-controlling interests represent approximately 75% of the non-economic voting interests.

Warrants

All Old Clearwire warrants issued and outstanding at the Closing were exchanged on a one-for-one basis for warrants to purchase our Class A Common Stock with equivalent terms. The fair value of the warrants exchanged of $18.5 million was included in the calculation of purchase consideration using the Black-Scholes option pricing model and a share price of $6.62. Holders may exercise their warrants at any time, with exercise prices ranging from $3.00 to $48.00. Old Clearwire granted the holders of the warrants registration rights covering the shares subject to issuance under the warrants. As of December 31, 2010, there were 16,031,219 warrants outstanding with an expiration date of May 17, 2011, 1,400,001 warrants outstanding with an expiration date of March 12, 2012 and 375,000 warrants outstanding with an expiration date of November 13, 2012.

15.  Net Loss Per Share

Basic Net Loss Per Share

The net loss per share attributable to holders of Class A Common Stock is calculated based on the following information (in thousands, except per share amounts):

	Year Ended December 31, 2010	Year Ended December 31, 2009	Period From November 29, 2008 to December 31, 2008
Net loss from continuing operations	$(2,251,202)	$(1,208,588)	$(185,674)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	1,775,840	894,841	156,829
Net loss from continuing operations attributable to Clearwire Corporation	(475,362)	(313,747)	(28,845)
Distribution to warrant and restricted stock unit holders	—	(9,491)	—
Net loss from continuing operations attributable to Class A Common Stockholders	(475,362)	(323,238)	(28,845)
Net loss from discontinued operations attributable to Class A Common Stockholders	(12,075)	(11,835)	(1,088)
Net loss attributable to Class A Common Stockholders	$(487,437)	$(335,073)	$(29,933)
Weighted average shares Class A Common Stock outstanding	222,527	194,696	189,921
Net loss per share from continuing operations	$(2.14)	$(1.66)	$(0.15)
Net loss per share from discontinued operations	(0.05)	(0.06)	(0.01)
Net loss per share	$(2.19)	$(1.72)	$(0.16)

The subscription rights we distributed on December 21, 2009 to purchase shares of Class A Common Stock to Class A Common Stockholders of record on December 17, 2009, warrant holders, and certain holders of RSUs represent a dividend distribution. Certain Participating Equityholders and Google, who were Class A Common Stockholders of record holding approximately 102 million shares and entitled to the subscription rights, agreed not to exercise or transfer their rights. The fair value of the rights distributed was $57.5 million or $0.51 per share of Class A Common Stock. Certain outstanding warrants meet the definition of participating securities as their terms provide for participation in distributions with Class A Common Stock prior to exercise. Therefore, the two-class method is used to compute the net loss per share and as a result, the fair value of the rights distributed to the warrant and RSU holders of $9.5 million increased the net loss attributable to Class A Common Stockholders.

Diluted Net Loss Per Share

The potential exchange of Clearwire Communications Class B Common Interests together with Class B Common Stock for Class A Common Stock will have a dilutive effect on diluted net loss per share due to certain tax effects. That exchange would result in both an increase in the number of Class A Common Stock outstanding and a corresponding increase in the net loss attributable to the Class A Common Stockholders through the elimination of the non-controlling interests’ allocation. Further, to the extent that all of the Clearwire Communications Class B Common Interests and Class B Common Stock are converted to Class A Common Stock, the Clearwire Communications partnership structure would no longer exist and Clearwire would be required to recognize a tax provision related to indefinite lived intangible assets.

Shares issuable upon the conversion of the Exchangeable Notes were included in the computation of diluted net loss per share for the year ended December 31, 2010 on an “if converted” basis since the result was dilutive. For purpose of this computation, the change in fair value of the Exchange Options and interest expense on the Exchangeable Notes, were reversed for the period.

Net loss per share attributable to holders of Class A Common Stock on a diluted basis, assuming conversion of the Clearwire Communications Class B Common Interests and Class B Common Stock and conversion of the Exchangeable Notes, is calculated based on the following information (in thousands, except per share amounts):

	Year Ended December 31, 2010	Year Ended December 31, 2009	Period From November 29, 2008 to December 31, 2008
Net loss from continuing operations attributable to Class A Common Stockholders	$(475,362)	$(323,238)	$(28,845)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	(1,775,840)	(894,841)	(156,829)
Tax adjustment resulting from dissolution of Clearwire Communications	(27,117)	(27,356)	(4,158)
Reversal of gain on Exchange Options and Exchangeable Notes interest expense, upon exchange of notes	(58,296)	—	—
Net loss from continuing operations available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock and conversion of the Exchangeable Notes	(2,336,615)	(1,245,435)	(189,832)
Net loss from discontinued operations attributable to Class A Common Stockholders	(12,075)	(11,835)	(1,088)
Non-controlling interests in net loss from discontinued operations of consolidated subsidiaries	(39,817)	(33,423)	(2,892)
Net loss from discontinued operations available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	(51,892)	(45,258)	(3,980)
Net loss available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock and conversion of the Exchangeable Notes	$(2,388,507)	$(1,290,693)	$(193,812)
Weighted average shares Class A Common Stock outstanding	222,527	194,696	189,921
Weighted average shares converted from Class B Common Stock outstanding	741,962	546,375	505,000
Weighted average shares converted from the Exchangeable Notes	6,276	—	—
Total weighted average shares Class A Common Stock outstanding (diluted)	970,765	741,071	694,921
Net loss per share from continuing operations	$(2.41)	$(1.68)	$(0.27)
Net loss per share from discontinued operations	(0.05)	(0.06)	(0.01)
Net loss per share	$(2.46)	$(1.74)	$(0.28)

Higher net loss per share on a diluted basis is due to the hypothetical loss of partnership status for Clearwire Communications upon conversion of all Clearwire Communications Class B Common Interests and Class B Common Stock and the conversion of the non-controlling interests discussed above as well as the hypothetical conversion of the Exchangeable Notes.

The diluted weighted average shares did not include the effects of the following potential common shares as their inclusion would have been antidilutive (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2009	Period From November 29, 2008 to December 31, 2008
Stock options	18,380	22,154	19,317
Restricted stock units	12,414	9,488	3,054
Warrants	17,806	17,806	17,806
Subscription rights	22,657	—	—
Contingent shares	1,519	12,747	28,824
	72,776	62,195	69,001

The contingent shares for the year ended December 31, 2010 relate to Clearwire Communications Class B Common Interests and Clearwire Communications voting interests that were issued to Participating Equityholders upon the Third Investment Closing, as such interests can be exchanged for Class A Common Stock.

The contingent shares for the year ended December 31, 2009, primarily relate to Clearwire Communications Class B Common Interests and Clearwire Communications voting interests that were to be issued to Participating Equityholders upon the Second and Third Investment Closings as such interests, on a combined basis, can be exchanged for Class A Common Stock. The Second Investment Closing was December 21, 2009. The Third Investment Closing was March 2, 2010.

The contingent shares for the year ended December 31, 2008, relate to purchase price share adjustment of 28,235,294 million shares of Class A Common Stock and equity issuance to CW Investment Holdings of 588,235 shares of Class A Common Stock, all of which were issued in February of 2009.

We have calculated and presented basic and diluted net loss per share of Class A Common Stock. Class B Common Stock net loss per share is not calculated since it does not contractually participate in distributions of Clearwire. Prior to the Closing, we had no equity as we were a wholly-owned division of Sprint. As such, we did not calculate or present net loss per share for the period from January 1, 2008 to November 28, 2008.

16.  Business Segments

Information about operating segments is based on our internal organization and reporting of revenue and operating income (loss) based upon internal accounting methods. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing financial performance. Our chief operating decision maker is our Chief Executive Officer. Prior to June 30, 2011, we had identified two reportable segments: the United States and the international operations. As of June 30, 2011, substantially all of our international operations’ assets and liabilities are being held for sale and have been classified and accounted for as discontinued operations. As a result, prior periods which included these assets and liabilities as well as the related results of operations have been retrospectively adjusted to separately disclose them as discontinued operations. For the years ended December 31, 2010, 2009 and 2008, our business now constitutes a single reportable segment as a provider of wireless broadband services in the United States. Subsequent to June 30, 2011, our remaining international assets are comprised primarily of investments in international affiliates and notes receivables.

17.  Related Party Transactions

We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results. These relationships have been with Sprint, the Investors, Eagle River, Switch & Data, Inc., Dashwire, Inc., Motorola, Inc. and Bell Canada, as well as others discussed below, all of which are or have been related parties. Some of these relationships include agreements pursuant to which we sell wireless broadband services to certain of these related parties on a wholesale basis, which such related parties then resell to each of their respective end user subscribers. We sell these services at terms defined in our contractual agreements.

The following amounts for related party transactions are included in our consolidated financial statements (in thousands):

	December 31,
	2010	2009
Accounts receivable	$22,297	$3,221
Accounts payable and accrued expenses	$11,161	$22,521

	Year Ended December 31,
	2010	2009	2008
Revenue	$50,808	$2,230	$—
Cost of goods and services and network costs (inclusive of capitalized costs) (COGS)	$104,883	$75,283	$118,331
Selling, general and administrative (SG&A)	$7,150	$10,773	$95,840
Total contributions and advances from Sprint	$—	$—	$451,925

Rollover Notes — In connection with the issuance of the Senior Secured Notes, on November 24, 2009, we also issued $252.5 million of notes to Sprint and Comcast with identical terms as the Senior Secured Notes. The proceeds from the Rollover Notes were used to retire the principal amounts owed to Sprint and Comcast under our Senior Term Loan Facility. From time to time, other related parties may hold debt under our Senior Secured Notes, and as debtholders, would be entitled to receive interest payments from us.

Sprint Pre-Closing Financing Amount and Amended Credit Agreement — As a result of the Transactions, we assumed the liability to reimburse Sprint for the Sprint Pre-Closing Financing Amount. We were required to pay $213.0 million, plus related interest of $4.5 million, to Sprint in cash on the first business day after the Closing, with the remainder added as the Sprint Tranche under the Amended Credit Agreement for our senior term loan facility in the amount of $179.2 million. During 2009, we repaid our senior term loan facility with proceeds from our Senior Secured Notes and Rollover Notes.

Sprint — Sprint assigned, where possible, certain costs to us based on our actual use of the shared services, which included office facilities and management services, including treasury services, human resources, supply chain management and other shared services, up through the Closing. Where direct assignment of costs was not possible or practical, Sprint used indirect methods, including time studies, to estimate the assignment of its costs to us, which were allocated to us through a management fee. The allocations of these costs were re-evaluated periodically. Sprint charged us management fees for such services of $171.1 million in the year ended December 31, 2008. Additionally, we have entered into lease agreements with Sprint for various switching facilities and transmitter and receiver sites for which we recorded rent expense of $36.4 million in the year ended December 31, 2008.

Relationships among Certain Stockholders, Directors, and Officers of Clearwire — Sprint, through a wholly-owned subsidiary Sprint HoldCo LLC, owns the largest interest in Clearwire with an effective voting and economic interest in Clearwire of approximately 54%, and the Investors collectively owned a 28% interest in Clearwire.

Eagle River is the holder of 35,922,958 shares of our outstanding Class A Common Stock and 2,612,516 shares of our Class B Common Stock, which represents an approximate 4% ownership interest in Clearwire. Eagle River Inc., which we refer to as ERI, is the manager of Eagle River. Each entity is controlled by Craig McCaw, a former director of Clearwire. Mr. McCaw and his affiliates have significant investments in other telecommunications businesses, some of which may compete with us currently or in the future. It is likely Mr. McCaw and his affiliates will continue to make additional investments in telecommunications businesses.

As of December 31, 2010, Eagle River held warrants entitling it to purchase 613,333 shares of Class A Common Stock at an exercise price of $15.00 per share with an expiration date of May 17, 2011, and warrants to purchase 375,000 shares of Class A Common Stock at an exercise price of $3.00 per share with an expiration date of November 13, 2013.

Certain of our officers and directors provide additional services to Eagle River, ERI and their affiliates for which they are separately compensated by such entities. Any compensation paid to such individuals by Eagle River, ERI and/or their affiliates for their services is in addition to the compensation paid by us.

Following the Closing, Clearwire, Sprint, Eagle River and the Investors agreed to enter into an equityholders’ agreement, which set forth certain rights and obligations of the equityholders with respect to governance of Clearwire, transfer restrictions on our common stock, rights of first refusal and pre-emptive rights, among other things. In addition, we have also entered into a number of commercial agreements with Sprint and the Investors which are outlined below.

Additionally, the wife of Mr. Salemme, our former Executive Vice President, Strategy, Policy and External Affairs, who is now serving as a consultant, is a Group Vice President at Time Warner Cable. She was not directly involved in any of our transactions with Time Warner Cable.

Davis Wright Tremaine LLP — The law firm of Davis Wright Tremaine LLP serves as our primary outside counsel, and handles a variety of corporate, transactional, tax and litigation matters. Mr. Wolff, who currently sits on our board of directors and is our former Chief Executive Officer, is married to a partner at Davis Wright Tremaine LLP. As a partner, Mr. Wolff’s spouse is entitled to share in a portion of the firm’s total profits, although she has not received any compensation directly from us. For the years ended December 31, 2010, 2009 and 2008, we paid $3.2 million, $4.1 million and $907,000 to Davis Wright Tremaine LLP for legal services, respectively. This does not include fees paid by Old Clearwire.

Ericsson, Inc — Ericsson, Inc., which we refer to as Ericsson, provides network deployment services to us, including site acquisition and construction management services. Dr. Hossein Eslambolchi, who currently sits on our board of directors, had a consulting agreement with Ericsson. As part of his consulting agreement, Dr. Eslambolchi received payments for his services from Ericsson. He has not received any compensation directly from us related to his relationship with Ericsson. For the year ended December 31, 2010, we capitalized $8.9 million in costs paid to Ericsson to Network and Base Station Equipment, of which $1.8 million was included in Accounts payable and other current liabilities.

Master Site Agreement — We entered into a master site agreement with Sprint, which we refer to as the Master Site Agreement, pursuant to which Sprint and we established the contractual framework and procedures for the leasing of tower and antenna collocation sites to each other. Leases for specific sites will be negotiated by Sprint and us on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement is ten years from the Closing. The term of each lease for each specific site will be five years, but the lessee has the right to extend the term for up to an additional 20 years. The monthly fee will increase 3% per year. The lessee is also responsible for the utility costs and for certain additional fees. During the years ended December 31, 2010, 2009 and 2008, we recorded rent expense of $52.7 million, $28.2 million and $2.8 million, respectively.

Master Agreement for Network Services — We entered into a master agreement for network services, which we refer to as the Master Agreement for Network Services, with various Sprint affiliated entities, which we refer to as the Sprint Entities, pursuant to which the Sprint Entities and we established the contractual framework and procedures for us to purchase network services from Sprint Entities. We may order various services from the Sprint Entities, including IP network transport services, data center co-location, toll-free services and access to the following business platforms: voicemail, instant messaging services, location-based systems and media server services. The Sprint Entities will provide a service level agreement that is consistent with the service levels provided to similarly situated subscribers. Pricing is specified in separate product attachments for each type of service; in general, the pricing is based on the mid-point between fair market value of the service and the Sprint Entities’ fully allocated cost for providing the service. The term of the Master Agreement for Network Services is five years, but the lessee will have the right to extend the term for an additional five years. Additionally, in accordance with the Master Agreement for Network Services with the Sprint Entities, we assumed certain agreements for backhaul services with certain of the Investors that contain commitments that extend up to five years.

IT Master Services Agreement — We entered into an IT master services agreement with the Sprint Entities, which we refer to as the IT Master Services Agreement, pursuant to which the Sprint Entities and we established the contractual framework and procedures for us to purchase IT application services from the Sprint Entities. We may order various IT application services from the Sprint Entities, including human resources applications, supply chain and finance applications, device management services, data warehouse services, credit/address check, IT help desk services, repair services applications, customer trouble management, coverage map applications, network operations support applications, and other services. The specific services requested by us will be identified in Statements of Work to be completed by the Sprint Entities and us. The Sprint Entities will provide service levels consistent with the service levels the Sprint Entities provide to their affiliates for the same services. Pricing will be specified in each separate Statement of Work for each type of service. The term of the IT Master Services Agreement is five years, but we have the right to extend the term for an additional five years.

4G MVNO Agreement — We entered into a non-exclusive 4G MVNO agreement at the Closing with Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., which we refer to as the 4G MVNO Agreement. We sell wireless broadband services to the other parties to the 4G MVNO Agreement for the purposes of the purchasers marketing and reselling our wireless broadband services to their respective end user subscribers. The wireless broadband services to be provided under the 4G MVNO Agreement include standard network services, and, at the request of any of the parties, certain non-standard network services.

We sell these services at prices defined in the 4G MVNO Agreement. We have been engaged in ongoing negotiations with Sprint to resolve issues related to wholesale pricing for Sprint 4G smartphone usage under our commercial agreements. See Note 12, Commitments and Contingencies, for further information.

3G MVNO Agreement — We entered into a non-exclusive 3G MVNO agreement with Sprint Spectrum L.P., which we refer to as the 3G MVNO Agreement, whereby Sprint agrees to sell its code division multiple access, which we refer to as CDMA and mobile voice and data communications service, which we refer to as PCS Service, for the purpose of resale to our retail customers. The PCS Service includes Sprint’s existing core network services, other network elements and information that enable a third party to provide services over the network, or core network enablers, and subject to certain limitations and exceptions, new core network services, core network enablers and certain customized services.

Intel Market Development Agreement — We entered into a market development agreement with Intel, which we refer to as the Intel Market Development Agreement, pursuant to which we committed to deploy mobile WiMAX on our networks and to promote the use of certain notebook computers and mobile Internet devices on our networks, and Intel would develop, market, sell and support WiMAX embedded chipsets for use in certain notebook computers and mobile Internet devices that may be used on our networks. The Intel Market Development Agreement will last for a term of seven years from the date of the agreement, with Intel having the option to renew the agreement for successive one year terms up to a maximum of 13 additional years provided that Intel meets certain requirements. If Intel elects to renew the agreement for the maximum 20-year term, the agreement will thereafter automatically renew for successive one year renewal periods until either party terminates the agreement. The agreement may be terminated by either party with 30 days written notice of termination. Under certain circumstances, we will pay to Intel a portion of the revenues received from certain retail subscribers using certain Intel-based notebook computers, or other mutually agreed on devices on our networks, for a certain period of time. Subject to certain qualifications, we will pay to Intel activation fees for each qualifying Intel-based device activated on our networks during the initial term.

Google Products and Services Agreement — We entered into a products and services agreement with Google, which we refer to as the Google Products and Services Agreement, pursuant to which Google and we will collaborate on a variety of products and services. Google will provide advertising services to us for use with certain websites and devices, and we will utilize these Google advertising services on an exclusive basis for its retail subscribers. Google will pay us a percentage of the revenue that Google generates from these advertising services. Google will also provide a suite of hosted communications services, including email, instant messaging and calendar functionality, to us for integration into our desktop portal offering. Furthermore, we will support the open-source Android platform, will work with Google to offer certain other Google applications, and will explore working with Google on a variety of other potential products and services. The Google Products and Services Agreement has a term of three years.

Google Spectrum Agreement — We entered into a spectrum agreement with Google, which we refer to as the Google Spectrum Agreement, pursuant to which we will make available to Google certain of our excess 2.5 GHz spectrum in various markets for experimental usage by Google, and for development of alternative applications by third-parties operating under the direction and approval of Google and us. The third-party use of our spectrum beyond that used for WiMAX technology cannot be in a manner that will interfere with our use of our spectrum for WiMAX technology, and will be subject to availability. The revenue generated from the spectrum usage other than for WiMAX technology will be shared by Google and us. In addition, both parties will agree to form a joint technology team to manage the activities outlined in the Google Spectrum Agreement. The Google Spectrum Agreement provides for an initial term of five years from the date of the agreement. The Google Spectrum Agreement will be terminable by either party on default of the other party.

18.  Quarterly Financial Information (unaudited)

Summarized quarterly financial information for the years ended December 31, 2010 and 2009 is as follows (in thousands, except per share data):

	First	Second	Third	Fourth	Total
2010 quarter:
Total revenues	$100,762	$117,029	$142,162	$175,150	$535,103
Operating loss	$(394,996)	$(510,973)	$(519,492)	$(737,189)	$(2,162,650)
Net loss from continuing operations	$(426,934)	$(537,023)	$(548,675)	$(738,570)	$(2,251,202)
Net loss from continuing operations attributable to Clearwire Corporation	$(91,425)	$(123,634)	$(135,501)	$(124,802)	$(475,362)
Net loss attributable to Clearwire Corporation	$(94,092)	$(125,916)	$(139,420)	$(128,009)	$(487,437)
Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.46)	$(0.60)	$(0.56)	$(0.51)	$(2.14)
Diluted	$(0.47)	$(0.60)	$(0.56)	$(0.79)	$(2.41)
Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.47)	$(0.61)	$(0.58)	$(0.53)	$(2.19)
Diluted	$(0.48)	$(0.61)	$(0.58)	$(0.81)	$(2.46)
2009 quarter:
Total revenues	$54,685	$55,924	$61,100	$72,063	$243,772
Operating loss	$(220,153)	$(230,306)	$(282,286)	$(407,174)	$(1,139,919)
Net loss from continuing operations	$(247,101)	$(252,584)	$(296,422)	$(412,481)	$(1,208,588)
Net loss from continuing operations attributable to Clearwire Corporation	$(67,430)	$(70,286)	$(80,006)	$(96,025)	$(313,747)
Net loss attributable to Clearwire Corporation	$(71,055)	$(73,374)	$(82,427)	$(98,726)	$(325,582)
Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.35)	$(0.36)	$(0.41)	$(0.54)	$(1.66)
Diluted	$(0.36)	$(0.36)	$(0.42)	$(0.54)	$(1.68)
Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.37)	$(0.38)	$(0.42)	$(0.55)	$(1.72)
Diluted	$(0.38)	$(0.38)	$(0.43)	$(0.55)	$(1.74)

19.  Parent Company Only Condensed Financial Statements

Under the terms of agreements governing the indebtedness of Clearwire Communications, a subsidiary of Clearwire, such subsidiary is significantly restricted from making dividend payments, loans or advances to Clearwire. The restrictions have resulted in the restricted net assets (as defined in Securities and Exchange Commission Rule 4-08(e)(3) of Regulation S-X) of Clearwire’s subsidiary exceeding 25% of the consolidated net assets of Clearwire and its subsidiaries.

The following condensed parent-only financial statements of Clearwire account for the investment in Clearwire Communications under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of Clearwire and subsidiaries and notes thereto. As described in Note 1, Description of Business, Clearwire was formed on November 28, 2008 and therefore, the condensed statement of operation and the condensed statement of cash flow for 2008 only included activity from November 29, 2008 to December 31, 2008.

CLEARWIRE CORPORATION
CONDENSED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(In thousands)
ASSETS
Cash and cash equivalent	$11	$—
Other assets	3,321	4,577
Investments in equity method investees	1,552,932	1,597,585
Total assets	$1,556,264	$1,602,162
LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$1,552	$11,183
Stockholders’ equity	1,554,712	1,590,979
Total liabilities and stockholders’ equity	$1,556,264	$1,602,162

CLEARWIRE CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2010	Year Ended December 31, 2009	Period From November 29, 2008 to December 31, 2008
	(In thousands)
Revenues	$—	$—	$—
Operating expenses	7,283	6,390	312
Operating loss	(7,283)	(6,390)	(312)
Other income (expense):
Loss from equity investees	(496,875)	(319,199)	(29,621)
Other income	16,784	7	—
Total other expense, net	(480,091)	(319,192)	(29,621)
Net loss	$(487,374)	$(325,582)	$(29,933)

CLEARWIRE CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2010	Year Ended December 31, 2009	Period From November 29, 2008 to December 31, 2008
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(487,374)	$(325,582)	$(29,933)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from equity investees	496,875	319,199	29,621
Changes in assets and liabilities, net:
Prepaids and other assets	1,256	(3,980)	150
Other liabilities	(10,469)	543	162
Net cash provided (used) in operating activities	288	(9,820)	—
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in equity investees	(304,015)	(12,196)	(500,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net advances from Clearwire Communications	—	9,820	—
Proceeds from issuance of common stock	303,738	12,196	500,000
Net cash provided by financing activities	303,738	22,016	500,000
Net increase in cash and cash equivalents	11	—	—
Cash and cash equivalents:
Beginning of period	—	—	—
End of period	$11	$—	$—

20. Discontinued Operations

As a result of a strategic decision to focus investment in the United States market, during the second quarter of 2011, we committed to sell our operations in Belgium, Germany and Spain. We expect these sales to be completed within one year. These businesses comprised substantially all of the remaining operations previously reported in our International segment. Associated results of operations and financial position are separately reported as discontinued operations for all periods presented. Results of operations and financial position presented for periods prior to the second quarter of 2011 include other businesses that were reported in our International segment. The sale of our businesses in Ireland, Poland, and Romania were individually immaterial for separate disclosure in prior periods. Summarized financial information for discontinued operations is shown below (in thousands):

	Year Ended December 31,
	2010	2009	2008
Total revenues	$21,723	$30,686	$2,643

Loss from discontinued operations before income taxes	$(53,266)	$(44,706)	$(3,742)
Income tax benefit (provision)	1,374	(552)	(238)
Net loss from discontinued operations	(51,892)	(45,258)	(3,980)
Less: non-controlling interests in net loss from discontinued operations of consolidated subsidiaries	39,817	33,423	2,892
Net loss from discontinued operations attributable to Clearwire Corporation	$(12,075)	$(11,835)	$(1,088)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$3,320	$7,465
Prepaid assets and other assets	4,058	6,214
Total current assets	7,378	13,679
Property, plant and equipment, net	17,160	22,991
Spectrum licenses, net	68,610	90,407
Other assets	3,617	9,051
Total assets of discontinued operations	$96,765	$136,128
Liabilities
Current liabilities	$11,067	$16,466
Other long-term liabilities	21,004	23,338
Total liabilities of discontinued operations	$32,071	$39,804

21. Subsequent Events - 2011 Results and Liquidity Update (Unaudited)

The subsequent event information that follows should be read in conjunction with the information included in the Company’s Form 10-K for the year ended December 31, 2010, filed February 22, 2011, other than Items 6, 7, and 8 (as updated herein), the information contained in the Company’s Form 10-Q for the quarter ended March 31, 2011, filed May 4, 2011, other than Items 1 and 2 (as updated herein), the Company’s Form 10-Q for the quarter ended June 30, 2011, filed August 4, 2011 and the Company’s Form 10-Q for the quarter ended September 30, 2011, filed Novemeber 3, 2011.

As of September 30, 2011, we offered our services in 88 markets in the United States covering an estimated 134.9 million people, including an estimated 132.7 million people covered by our 4G mobile broadband networks in 71 markets. We ended the quarter with approximately 1.3 million retail and 8.2 million wholesale subscribers. As of September 30, 2011, our other 17 markets in the United States, covering an estimated 2.2 million people, continued to operate with a legacy network technology, which we refer to as Pre-4G, that is based on a proprietary set of technical standards offered by a subsidiary of Motorola Solutions, Inc., which we refer to as Motorola.

Internationally, as of September 30, 2011, our networks covered an estimated 2.9 million people and we had approximately 40,000 retail subscribers. We offer 4G mobile broadband services in Seville and Malaga, Spain and a Pre-4G network in Brussels and Ghent,

Belgium. As a result of a strategic decision to focus investment in the United States market, during the second quarter of 2011, we committed to sell our operations in Belgium, Germany and Spain. We expect these sales to be completed by the second quarter of 2012. As a result, the assets and related liabilities and results of operations of these international operations are separately disclosed as discontinued operations.

On April 18, 2011, we signed a series of agreements with Sprint that substantially changed the terms upon which we sell 4G wireless broadband services to Sprint and purchase 3G wireless services from Sprint. Under those agreements, which we collectively refer to as the Sprint Wholesale Amendments, the parties agreed on a new usage-based pricing structure that applies to most 4G wireless broadband services purchased by Sprint, and Sprint agreed, subject to certain exceptions, to pay us a minimum of $300.0 million for our services in 2011 and $550.0 million in 2012, to prepay us another $175.0 million over a two-year period for services purchased beyond those covered by the minimum commitment and to pay us approximately $28.2 million to settle outstanding disputes related to prior usage. Additionally, the Sprint Wholesale Amendments resolved a number of disputes related to wholesale pricing. Of these amounts, Sprint paid us approximately $305.6 million during the first nine months of 2011 and $110.1 million in October 2011.

We have also implemented various cost savings initiatives. We entered into a managed services agreement with Ericsson, under which Ericsson will operate, maintain, and support our network. As part of the agreement, approximately 700 network operations employees and contractors were transferred to Ericsson, and we will pay Ericsson annual service fees over the 7-year term. Additionally, we transitioned a substantial portion of our current customer care operations to TeleTech Holdings, Inc., which we refer to as TeleTech, in connection with the expansion of an existing outsourcing agreement. Under the agreement, TeleTech will be responsible for managing day-to-day customer care services for our customers. Approximately 700 customer care employees in Las Vegas, Nevada and Milton, Florida were transferred to TeleTech. With these agreements and other reductions in our workforce, as of September 30, 2011, we had approximately 3,200 fewer employees than we had at our peak in the third quarter 2010 and ended the quarter with 1,053 employees. To reduce costs, we also terminated, or elected not to renew, a number of existing tower leases that are not currently used to provide service. In addition, we continued to lower the cost of our retail business by, among other things, increasing the use of lower cost sales channels such as indirect dealers and online sales and reducing the amount we spend on marketing. Each of these actions has lowered our operating costs and our need for additional capital for our current business. However, we believe certain of these initiatives will also likely result in slower growth in our retail subscriber base throughout 2011 compared to prior periods.

Our future plans, which are subject to raising additional capital, focus on deploying Long Term Evolution technology, which we refer to as LTE, on our network alongside existing mobile WiMAX. With Sprint’s recent announcements that it plans to deploy its own LTE network and that it is only committed to selling mobile WiMAX devices through 2012, together with the recent decision by Sprint to limit usage of our mobile WiMAX network by its subscribers with hot spot functionality and non-smartphone devices, we believe that the revenues we will receive from our mobile WiMAX wholesale business in future periods, when combined with the revenues we expect to receive from our retail business, could fall materially short of the amount required to continue to operate our business. To generate sufficient revenues, we believe we need to both obtain further wholesale commitments from Sprint beyond those in the Sprint Wholesale Amendments and secure new wholesale partners. We believe that both require that we successfully implement our plans to deploy LTE alongside mobile WiMAX on our network.

Our initial LTE deployment, which we refer to as the LTE Network, would cover those areas of our existing markets where we and other carriers have historically experienced the highest concentration of usage. We believe that this scope of LTE deployment will provide us with the best opportunity to receive significant wholesale revenue from current and future wholesale partners over the long term, while not substantially impairing our retail business. In addition to the deployment of LTE, further network development may include, among other things, expanding our network to new markets and improving our network coverage in markets we have previously launched by increasing site density and/or our coverage area.

Reaching agreement with Sprint on an adequate wholesale commitment for our planned LTE Network, as well as an agreement providing us with additional mobile WiMAX revenue beyond the existing commitments under the Sprint Wholesale Amendments, is our top priority. On October 25, 2011, we entered into a non-binding cooperation agreement with Sprint to work together on the technical specifications of the LTE network. The cooperation extends to the design and operations of the network to ensure seamless hand-offs and service layer control that meet Sprint’s customer experience requirements, cover the cell site selection and timing of site builds, and involves working with original equipment manufacturers to design devices and to include certain chipsets in devices. While the cooperation agreement does not include any further wholesale commitments from Sprint, we believe that it may clear the way for an agreement on commercial terms under which Sprint would agree to utilize and pay for use on our LTE Network.

During the nine months ended September 30, 2011, we incurred $2.21 billion of net losses from continuing operations. We utilized $641.9 million of cash in operating activities of continuing operations and spent $387.1 million on capital expenditures in the improvement and maintenance of our networks. We do not expect our operations to generate cumulative positive cash flows during the next twelve months. As of September 30, 2011, we had available cash and short-term investments of approximately $697.8 million. On December 1, 2011, we have interest payments due on our outstanding indebtedness of $236.9 million.

As of September 30, 2011, we believe that we had sufficient cash to fund the near-term liquidity needs of our business for the next 12 months based on the cash and short term investments we had on hand as of the end of the quarter, the expected impact of our recent expense reductions, our decision to condition any further network development on receipt of additional capital, and the cash we expect to receive for our mobile WiMAX services from our retail business and from Sprint under the Sprint Wholesale Amendments. If our business fails to perform as we expect or if we incur unforeseen expenses, we may be required to raise additional capital in the near term to fund our current business. Also, we believe we will need to raise substantial additional capital to fund our business and meet our financial obligations beyond the next 12 months as well as to deploy the LTE Network and otherwise continue the development of our networks.

The amount of additional capital we will need to fund our business and the LTE Network, and the timing of our capital needs, will depend on a number of factors, many of which are outside of our control and subject to a number of uncertainties. The primary factor determining the amount of additional capital we require will be the amount of cash we receive from Sprint for our services, which will likely depend on whether we receive further wholesale commitments from Sprint beyond those in the Sprint Wholesale Amendments. Other factors include the amount of cash generated by our retail business and by the wholesale business from new and existing wholesale customers other than Sprint, our ability to maintain reduced operating expenses and capital expenditures and the accuracy of our other projections of future financial performance.

The amount and timing of additional financings, if any, to satisfy our additional capital needs are difficult to estimate at this time. We have been pursuing various alternatives for securing additional capital. We are continuing to seek additional equity and debt financing from a number of potential sources, including new and existing strategic investors, private or public offerings and vendors. With the recent trading price of our Class A common stock, any additional equity financings would be extremely dilutive to our stockholders, while any additional debt financings could increase our future financial commitments, including aggregate interest payments on our existing and new indebtedness, to levels that we find unsustainable. Other alternatives being explored include, among other things, a sale of certain of our assets that we believe are not essential for our business.

Our recent efforts to obtain additional capital have been hampered by, among other things, continued volatility in the capital markets, declines in the trading prices of our outstanding debt and equity, recent announcements by Sprint related to its future 4G business strategy and the perceived impact of Sprint’s new 4G strategy on our business and the value of our assets. If these events continue to adversely affect us, additional capital may not be available on acceptable terms, or at all.

If we are unable to raise sufficient additional capital or fail to receive adequate further wholesale commitments from Sprint, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
The following exhibit is furnished with this report:

Exhibit No.	Description
23.1	Consent of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINT NEXTEL CORPORATION

Date: November 4, 2011		/s/ Timothy O'Grady
	By:	Timothy O'Grady
Assistant Secretary

EXHIBIT INDEX

Number	Exhibit
23.1	Consent of Independent Registered Public Accounting Firm